Exhibit 1.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Directors of BlackBerry Limited
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of BlackBerry Limited (the “Company”), which comprise of the consolidated balance sheets as at February 28, 2018 and February 28, 2017, the consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the three year period ended February 28, 2018, and the related notes, comprising a summary of significant accounting policies and other explanatory information (collectively referred to as the “consolidated financial statements”).
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at February 28, 2018 and 2017, and its consolidated financial performance and its consolidated cash flows for the three year period ended February 28, 2018 in accordance with United States generally accepted accounting principles as issued by the Financial Accounting Standards Board.
Report on internal control over financial reporting
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of February 28, 2018, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 28, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
Management’s responsibility for the consolidated financial statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with United States generally accepted accounting principles as issued by the Financial Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. Those standards also require that we comply with ethical requirements, including independence. We are required to be independent with respect to the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We are a public accounting firm registered with the PCAOB.
An audit includes performing procedures to assess the risks of material misstatements of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included obtaining and examining, on a test basis, audit evidence regarding the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances.
An audit also includes evaluating the appropriateness of accounting policies and principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a reasonable basis for our audit opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1997.
Kitchener, Canada
March 28, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of BlackBerry Limited

Opinion on Internal Control over Financial Reporting

We have audited BlackBerry Limited’s internal control over financial reporting as of February 28, 2018, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, BlackBerry Limited (the “Company”) maintained, in all material respects, effective internal control over financial reporting as of February 28, 2018, based on the COSO criteria.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets as at February 28, 2018 and 2017, the consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the three year period ended February 28, 2018, and the related notes, comprising a summary of significant accounting policies and other explanatory information and our report dated March 28, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles as issued by the Financial Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States generally accepted accounting principles as issued by the Financial Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Kitchener, Canada
March 28, 2018

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
To the Shareholders of BlackBerry Limited
Management of BlackBerry Limited is responsible for the preparation and presentation of the Consolidated Financial Statements and all of the financial information in this Annual Report. The Consolidated Financial Statements were prepared in accordance with United States generally accepted accounting principles and include certain amounts based upon estimates and judgments required for such preparation. The financial information appearing throughout this Annual Report is consistent with the Consolidated Financial Statements. The Consolidated Financial Statements have been reviewed by the Audit and Risk Management Committee and approved by the Board of Directors of BlackBerry Limited.
In fulfilling its responsibility for the reliability and integrity of financial information, management has developed and maintains systems of accounting and internal controls and budgeting procedures. Management believes these systems and controls provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management’s authorization and financial records are reliable for the preparation of accurate and timely Consolidated Financial Statements.
The Company’s Audit and Risk Management Committee of the Board of Directors, which consists entirely of non-management independent directors, usually meets two times per fiscal quarter with management and the independent registered public accounting firm to ensure that each is discharging its respective responsibilities, to review the Consolidated Financial Statements and either the quarterly review engagement report or the independent registered public accounting firm’s report and to discuss significant financial reporting issues and auditing matters. The Company’s external registered public accounting firm has full and unrestricted access to the Audit and Risk Management Committee to discuss audit findings, financial reporting and other related matters. The Audit and Risk Management Committee reports its findings to the Board of Directors for consideration when the Board approves the Consolidated Financial Statements for issuance to the shareholders.
The Consolidated Financial Statements for fiscal 2018, fiscal 2017 and fiscal 2016 have been audited by Ernst & Young LLP, the independent registered public accounting firm appointed by the shareholders, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States).

/s/ John S. Chen
Waterloo, Ontario	John S. Chen
March 28, 2018	President & CEO

BlackBerry Limited
Incorporated under the Laws of Ontario
(United States dollars, in millions)
Consolidated Balance Sheets

	As at
	February 28, 2018	February 28, 2017
Assets
Current
Cash and cash equivalents	$816	$734
Short-term investments	1,443	644
Accounts receivable, net	151	200
Other receivables	71	27
Inventories	3	26
Income taxes receivable	26	31
Other current assets	38	55
	2,548	1,717
Long-term receivables	25	7
Long-term investments	55	269
Deferred income tax assets	3	—
Restricted cash and cash equivalents	39	51
Property, plant and equipment, net	64	91
Goodwill	569	559
Intangible assets, net	477	602
	$3,780	$3,296
Liabilities
Current
Accounts payable	$46	$128
Accrued liabilities	205	240
Income taxes payable	18	14
Deferred revenue	195	239
	464	621
Other long-term liabilities	23	18
Long-term debt	782	591
Deferred income tax liabilities	6	9
	1,275	1,239
Shareholders’ equity
Capital stock and additional paid-in capital
Preferred shares: authorized unlimited number of non-voting, cumulative, redeemable and retractable
Common shares: authorized unlimited number of non-voting, redeemable, retractable Class A common shares and unlimited number of voting common shares
Issued - 536,733,733 voting common shares (February 28, 2017 - 530,497,193)	2,560	2,512
Deficit	(45)	(438)
Accumulated other comprehensive loss	(10)	(17)
	2,505	2,057
	$3,780	$3,296
See notes to consolidated financial statements.
On behalf of the Board:

John S. Chen	Barbara Stymiest
Director	Director

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Shareholders’ Equity

	Capital Stock and Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Total
Balance as at February 28, 2015	$2,444	$1,010	$(23)	$3,431
Net loss	—	(208)	—	(208)
Other comprehensive income	—	—	15	15
Shares issued:
Exercise of stock options	3	—	—	3
Stock-based compensation	60	—	—	60
Tax deficiencies related to stock-based compensation	(1)	—	—	(1)
Share repurchase	(59)	(34)	—	(93)
Employee share purchase plan	1	—	—	1
Balance as at February 29, 2016	2,448	768	(8)	3,208
Net loss	—	(1,206)	—	(1,206)
Other comprehensive loss	—	—	(9)	(9)
Shares issued:
Exercise of stock options	1	—	—	1
Stock-based compensation	60	—	—	60
Tax deficiencies related to stock-based compensation	(1)	—	—	(1)
Employee share purchase plan	4	—	—	4
Balance as at February 28, 2017	2,512	(438)	(17)	2,057
Net income	—	405	—	405
Other comprehensive income	—	—	7	7
Shares issued:
Exercise of stock options	4	—	—	4
Stock-based compensation	49	—	—	49
Cumulative impact of adoption of ASU 2016-16	—	(3)	—	(3)
Share repurchase	(9)	(9)	—	(18)
Employee share purchase plan	4	—	—	4
Balance as at February 28, 2018	$2,560	$(45)	$(10)	$2,505
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions, except per share data)
Consolidated Statements of Operations

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Revenue	$932	$1,309	$2,160
Cost of sales
Cost of sales	262	542	1,183
Inventory write-down	—	150	36
	262	692	1,219
Gross margin	670	617	941

Operating expenses
Research and development	239	306	469
Selling, marketing and administration	467	553	653
Amortization	153	186	277
Impairment of goodwill	—	57	—
Impairment of long-lived assets	11	501	—
Loss on sale, disposal and abandonment of long-lived assets	9	171	195
Debentures fair value adjustment	191	24	(430)
Arbitration awards, net	(683)	—	—
	387	1,798	1,164
Operating income (loss)	283	(1,181)	(223)
Investment income (loss), net	123	(27)	(59)
Income (loss) before income taxes	406	(1,208)	(282)
Provision for (recovery of) income taxes	1	(2)	(74)
Net income (loss)	$405	$(1,206)	$(208)
Earnings (loss) per share
Basic	$0.76	$(2.30)	$(0.40)
Diluted	$0.74	$(2.30)	$(0.86)
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Net income (loss)	$405	$(1,206)	$(208)
Other comprehensive income (loss)
Net change in unrealized gains (losses) on available-for-sale investments	(3)	(7)	1
Net change in fair value of derivatives designated as cash flow hedges during the year, net of income taxes of nil (February 28, 2017 - income taxes of nil; February 29, 2016 - income tax recovery of $2 million)	1	2	(3)
Amounts reclassified to net income (loss) during the year, net of income taxes of nil (February 28, 2017 - income taxes of nil; February 29, 2016 - income tax recovery of $2 million)	(2)	(1)	27
Foreign currency translation adjustment	12	(3)	(10)
Actuarial losses associated with other post-employment benefit obligations	(1)	—	—
Other comprehensive income (loss)	7	(9)	15
Comprehensive income (loss)	$412	$(1,215)	$(193)
See notes to consolidated financial statements.

BlackBerry Limited
(United States dollars, in millions)
Consolidated Statements of Cash Flows

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Cash flows from operating activities
Net income (loss)	405	(1,206)	(208)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization	177	239	616
Deferred income taxes	(7)	33	(105)
Stock-based compensation	49	60	60
Impairment of goodwill	—	57	—
Impairment of long-lived assets	11	501	—
Loss on sale, disposal and abandonment of long-lived assets	9	171	195
Debentures fair value adjustment	191	24	(430)
Long-term receivables	(18)	—	2
Other long-term liabilities	5	(5)	8
Other	(6)	—	16
Net changes in working capital items
Accounts receivable, net	49	166	193
Other receivables	(44)	17	45
Inventories	23	117	(21)
Income tax receivable	2	2	151
Other current assets	16	45	257
Accounts payable	(82)	(179)	30
Accrued liabilities	(36)	(94)	(312)
Income taxes payable	4	(28)	24
Deferred revenue	(44)	(144)	(264)
Net cash provided by (used in) operating activities	704	(224)	257
Cash flows from investing activities
Acquisition of long-term investments	(27)	(430)	(326)
Proceeds on sale or maturity of long-term investments	77	228	301
Acquisition of property, plant and equipment	(15)	(17)	(32)
Proceeds on sale of property, plant and equipment	3	95	4
Acquisition of intangible assets	(30)	(52)	(70)
Business acquisitions, net of cash acquired	—	(5)	(698)
Acquisition of short-term investments	(3,499)	(1,366)	(2,764)
Proceeds on sale or maturity of short-term investments	2,861	2,271	3,146
Net cash provided by (used in) investing activities	(630)	724	(439)
Cash flows from financing activities
Issuance of common shares	8	5	4
Payment of contingent consideration from business acquisitions	—	(15)	—
Excess deficiency related to stock-based compensation	—	(1)	(1)
Common shares repurchased	(18)	—	(93)
Effect of foreign exchange gains on restricted cash and cash equivalents	—	(3)	—
Repurchase of 6% Debentures	—	(1,315)	—
Issuance of 3.75% Debentures	—	605	—
Transfer from restricted cash and cash equivalents	12	2	12
Net cash provided by (used in) financing activities	2	(722)	(78)
Effect of foreign exchange gain (loss) on cash and cash equivalents	6	(1)	(16)
Net increase (decrease) in cash and cash equivalents during the year	82	(223)	(276)
Cash and cash equivalents, beginning of year	734	957	1,233
Cash and cash equivalents, end of year	$816	$734	$957
See notes to consolidated financial statements.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

1.	BLACKBERRY LIMITED AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES
BlackBerry Limited (the “Company”) is an enterprise software and services company focused on securing and managing endpoints in the Internet of Things (IoT). Based in Waterloo, Ontario, the Company was founded in 1984 and operates in North America, Europe, Asia, Middle East, Latin America and Africa. The Company’s common shares trade under the ticker symbol “BB” on the Toronto Stock Exchange and the New York Stock Exchange. The Company transferred the listing of its common shares from the NASDAQ Global Select Market to the New York Stock Exchange during the third quarter of fiscal 2018.
Basis of Presentation and Preparation
The consolidated financial statements include the accounts of all subsidiaries of the Company with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly owned. These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented, except as described in Note 2. Certain of the comparative figures have been reclassified to conform to the current year’s presentation.
In the first quarter of fiscal 2018, the Company made adjustments to its reporting structure in line with its business shift towards focusing on enterprise communication and collaboration software and services, the transition of its hardware strategy from an outsourced handset manufacturing model to a licensing model, and the continued reduction in its service access fees (“SAF”). As a result, the Chief Operating Decision Maker (the “CODM”), who is the Chief Executive Officer of the Company, began making decisions and assessing the performance of the Company as a single operating segment. For additional information concerning the Company’s segment reporting, see Note 15.
Accounting Policies and Critical Accounting Estimates
Use of estimates
The preparation of the consolidated financial statements requires management to make estimates and assumptions with respect to the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, revenue-related estimates including vendor-specific objective evidence of selling price (“VSOE”), best estimated selling price (“BESP”), right of return and customer incentive commitments, royalties, fair value of goodwill, long-lived asset impairment, amortization expense, fair values of assets acquired and liabilities assumed in business combinations, provision for income taxes, realization of deferred income tax assets and the related components of the valuation allowance, allowance for doubtful accounts, and the fair values of financial instruments. Actual results could differ from these estimates.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company and substantially all of the Company’s subsidiaries.
Foreign currency denominated assets and liabilities of the Company and its U.S. dollar functional currency subsidiaries are translated into U.S. dollars. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect as at the consolidated balance sheet dates, and revenues and expenses are translated at the rates of exchange prevailing when the transactions occurred. Re-measurement adjustments are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.
Foreign currency denominated assets and liabilities of the Company’s non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars at the exchange rates in effect as at the consolidated balance sheet dates. Revenue and expenses are translated using monthly average exchange rates. Exchange gains or losses arising from translation of foreign currency denominated assets and liabilities are included as a currency translation adjustment within accumulated other comprehensive income (loss) (“AOCI”).
Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Accounts receivable, net
The accounts receivable balance reflects invoiced and accrued revenue and is presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects estimates of probable losses in the accounts receivable balance. The Company expects the majority of its accounts receivable balances to continue to come from large customers as it sells the majority of its software products and services through resellers and network carriers rather than directly.
The Company evaluates the collectability of its accounts receivable balance based upon a combination of factors on a periodic basis such as specific credit risk of its customers, historical trends and economic circumstances. The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of accounts receivables balances could be further adjusted.
Investments
The Company’s cash equivalents and investments, other than cost method investments, consist of money market and other debt securities, which are classified as available-for-sale for accounting purposes and are carried at fair value. Unrealized gains and losses, net of related income taxes, are recorded in AOCI until such investments mature or are sold. The Company uses the specific identification method of determining the cost basis in computing realized gains or losses on available-for-sale investments, which are recorded in investment income. In the event of a decline in value that is other-than-temporary, the investment is written down to fair value with a charge to income. The Company does not exercise significant influence with respect to any of these investments.
Investments with maturities at time of purchase of three months or less are classified as cash equivalents. Investments with maturities of one year or less (but which are not cash equivalents), equity investments and any investments that the Company intends to hold for less than one year are classified as short-term investments. Investments with maturities in excess of one year are classified as long-term investments.
The Company assesses individual investments that are in an unrealized loss position to determine whether the unrealized loss is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investment. In the event that a decline in the fair value of an investment occurs and that decline in value is considered to be other-than-temporary, an impairment charge is recorded in investment income equal to the difference between the cost basis and the fair value of the individual investment as at the consolidated balance sheet date of the reporting period for which the assessment was made. The fair value of the investment then becomes the new cost basis of the investment.
If a debt security’s market value is below its amortized cost and either the Company intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to investment income for the entire amount of the impairment. For other-than-temporary impairments on debt securities that the Company does not intend to sell and it is not more likely than not that the entity will be required to sell the security before its anticipated recovery, the Company would separate the other-than-temporary impairment into the amount representing the credit loss and the amount related to all other factors. The Company would record the other-than-temporary impairment related to the credit loss as a charge to investment income, and the remaining other-than-temporary impairment would be recorded as a component of AOCI.
Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.
The Company records all derivative instruments at fair value on the consolidated balance sheets. The fair value of these instruments is calculated based on notional and exercise values, transaction rates, market quoted currency spot rates, forward points, volatilities and interest rate yield curves. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative instrument and the resulting designation.
For derivative instruments designated as cash flow hedges, the effective portion of the derivative’s gain or loss is initially reported as a component of AOCI, net of tax, and subsequently reclassified into income in the same period or periods in

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

which the hedged item affects income. The ineffective portion of the derivative’s gain or loss is recognized in current income. In order for the Company to receive hedge accounting treatment, the cash flow hedge must be highly effective in offsetting changes in the fair value of the hedged item and the relationship between the hedging instrument and the associated hedged item must be formally documented at the inception of the hedge relationship. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in the value of the hedged items and whether they are expected to continue to be highly effective in future periods.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and any associated unrealized gains and losses in AOCI are recognized in income at that time. Any future changes in the fair value of the instrument are recognized in current income.
For any derivative instruments that do not meet the requirements for hedge accounting, or for any derivative instruments for which hedge accounting is not elected, the changes in fair value of the instruments are recognized in income in the current period and will generally offset the changes in the U.S. dollar value of the associated asset, liability or forecasted transaction.
Inventories
Raw materials, work in process and finished goods are stated at the lower of cost and net realizable value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in, first-out basis. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion and disposal.
Property, plant and equipment, net
Property, plant and equipment are stated at cost, less accumulated amortization. Amortization is provided using the following rates and methods:

Buildings, leasehold improvements and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing, repair and research and development equipment	Straight-line over terms between 1 and 5 years
Furniture and fixtures	Declining balance at 20% per annum
Goodwill
Goodwill represents the excess of the acquisition price over the fair value of identifiable net assets acquired. Goodwill is allocated at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate the asset may be impaired. These events and circumstances may include a significant change in legal factors or in the business climate, a significant decline in the Company’s share price, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant disposal activity and the testing of recoverability for a significant asset group.
The Company has historically tested goodwill for impairment as of January 31 during each fiscal year; however, in fiscal 2018 the Company changed the date of its annual goodwill impairment test to December 31 of each fiscal year in order to allow for more time to complete the test, the complexity of which has increased with the Company’s transition from a hardware company to a software company and the change in reporting unit structure noted below. The Company does not believe that this change in goodwill impairment testing date represents a material change in accounting principle as the change did not have a material effect to the financial statements in light of the continuing requirement to assess goodwill impairment in the presence of certain indicators and the significant excess of fair value over carrying value at both dates.
The Company did not have any goodwill impairment in fiscal 2018.
As a result of the internal reporting reorganization in fiscal 2017, and the Company’s transition to segmented reporting in that fiscal year, the change in reporting unit structure necessitated a goodwill impairment assessment preceding and following the reorganization of reporting units. The impairment test was carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. Following the reorganization,

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

goodwill was assigned to the reporting units based upon the relative fair value allocation approach. The estimated fair value was determined utilizing multiple approaches based on the reporting units valued. In its analysis, the Company utilized multiple valuation techniques, including the income approach, discounted future cash flows, the market-based approach, and the asset value approach. The carrying amount of the Company’s assets was assigned to reporting units using reasonable methodologies based on the asset type. When the carrying amount of a reporting unit exceeds its fair value, goodwill of the reporting unit is considered to be impaired and the second step is necessary. Different judgments could yield different results.
The completion of step one of the goodwill impairment test following the internal reporting reorganization provided indications of impairment in certain reporting units, necessitating step two.
In the second step, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The second step involves significant judgment in the selection of assumptions necessary to arrive at an implied fair value of goodwill. Different judgments could yield different results.
Using the impaired reporting units’ fair value determined in step one as the acquisition prices in hypothetical acquisitions of the reporting units, the implied fair values of goodwill were calculated as the residual amount of the acquisition price after allocations made to the fair values of net assets, including working capital, property, plant and equipment and both recognized and unrecognized intangible assets. Based on the results of step two of the goodwill impairment test in fiscal 2017, it was concluded that the carrying value of goodwill was impaired. Consequently, the Company recorded a goodwill impairment charge of $57 million (the “Goodwill Impairment Charge”), in the first quarter of fiscal 2017. The results of step one of the goodwill impairment test also indicated impairment in the asset groups associated with those reporting units, resulting in the long-lived asset impairment test as discussed below.
Intangible assets
Intangible assets with definite lives are stated at cost, less accumulated amortization. Amortization is provided on a straight-line basis over the following terms:

Acquired technology	Between 3 and 10 years
Intellectual property	Between 1 and 17 years
Other acquired intangibles	Between 2 and 10 years
Acquired technology consists of intangible assets acquired through business acquisitions. Intellectual property consists of patents (both purchased and internally generated) and agreements with third parties for the use of intellectual property. Other acquired intangibles include items such as customer relationships and brand. The useful lives of intangible assets are evaluated at least annually to determine if events or circumstances warrant a revision to their remaining period of amortization. Legal, regulatory and contractual factors, the effects of obsolescence, demand, competition and other economic factors are potential indicators that the useful life of an intangible asset may be revised.
Impairment of long-lived assets
The Company reviews long-lived assets (“LLA”) such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. These events and circumstances may include significant decreases in the market price of an asset or asset group, significant changes in the extent or manner in which an asset or asset group is being used by the Company or in its physical condition, a significant change in legal factors or in the business climate, a history or forecast of future operating or cash flow losses, significant disposal activity, a significant decline in the Company’s share price, a significant decline in revenue or adverse changes in the economic environment.
The LLA impairment requires the Company to identify its asset groups and test impairment of each asset group separately. To conduct the LLA impairment test, the asset group is tested for recoverability using undiscounted cash flows over the remaining useful life of the primary asset. If forecasted net cash flows are less than the carrying amount of the asset group, an impairment charge is measured by comparing the fair value of the asset group to its carrying value. Determining the Company’s asset groups and related primary assets requires significant judgment by management. Different judgments could yield different results.
When indicators of impairment exist, LLA impairment is tested using a two-step process. The Company performs a cash flow recoverability test as the first step, which involves comparing the asset group’s estimated undiscounted future cash flows to the carrying amount of its net assets. If the net cash flows of the asset group exceed the carrying amount of its net

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

assets, LLA are not considered to be impaired. If the carrying amount exceeds the net cash flows, there is an indication of potential impairment and the second step of the LLA impairment test is performed to measure the impairment amount. The second step involves determining the fair value of the asset group. Fair values are determined using valuation techniques that are in accordance with U.S. GAAP, including the market approach, income approach and cost approach. If the carrying amount of the asset group’s net assets exceeds the fair value of the Company, then the excess represents the maximum amount of potential impairment that will be allocated to the asset group, with the limitation that the carrying value of each separable asset cannot be reduced to a value lower than its individual fair value. The total impairment amount allocated is recognized as a non-cash impairment loss.
The Company reviews any changes in events and circumstances that have occurred on a quarterly basis to determine if indicators of LLA impairment exist. In the second quarter of fiscal 2018, the Company performed an LLA impairment analysis on an asset group associated with certain prepaid royalty arrangements associated with the Company’s sale of handheld devices, using the procedure described above, which included a cash flow recoverability test. The estimated undiscounted net cash flows of the asset group were determined utilizing the Company’s internal forecasts. The Company concluded that the carrying value of the asset group exceeded the undiscounted net cash flows. Consequently, step two of the LLA impairment test was performed whereby the fair values of certain of the Company’s assets were compared to their carrying values. As a result of the analysis, the Company recorded a non-cash, pre-tax and after-tax charge against its LLA of approximately $11 million (the “Fiscal 2018 LLA Impairment Charge”) in the second quarter of fiscal 2018.
In the first quarter of fiscal 2017, as a result of step one of the goodwill impairment assessment, the Company performed an LLA impairment analysis on the intellectual property within the asset group associated with the Company’s handheld devices business using the procedure described above. As a result of such LLA impairment test, the Company recorded a non-cash, pre-tax and after-tax charge against its LLA of approximately $501 million (the “Fiscal 2017 LLA Impairment Charge”) in the first quarter of fiscal 2017.
Business acquisitions
The Company accounts for its acquisitions using the acquisition method whereby identifiable assets acquired and liabilities assumed are measured at their fair values as of the date of acquisition. The excess of the acquisition price over such fair value, if any, is recorded as goodwill, which is not expected to be deductible for tax purposes. The Company includes the operating results of each acquired business in the consolidated financial statements from the date of acquisition.
Royalties
The Company recognizes its liability for royalties in accordance with the terms of existing license agreements. Where license agreements are not yet finalized, the Company recognizes its current estimates of the obligation in accrued liabilities in the consolidated financial statements. When the license agreements are subsequently finalized, the estimate is revised accordingly. Management’s estimates of royalty rates are based on the Company’s historical licensing activities, royalty payment experience, and forward-looking expectations.
Warranty
The Company records the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs. The Company does not have any warranty obligations associated with BlackBerry-branded smartphones sold by licensing partners.
The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair costs. If the Company experiences increased or decreased warranty activity, or increased or decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be recognized in the reporting period when such revisions are made.
Convertible debentures
The Company elected to measure its outstanding convertible debentures (collectively, the “Debentures” as defined in Note 10) at fair value in accordance with the fair value option. Each period, the fair value of the Debentures is recalculated and resulting gains and losses from the change in fair value of the Debentures are recognized in income. The fair value of the Debentures has been determined using the significant inputs of principal value, interest rate spreads and curves, embedded

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

call option prices, the market price and volatility of the Company’s listed common shares and the Company’s implicit credit spread.
Revenue recognition
The Company recognizes revenue as earned when the following four criteria have been met: (i) when persuasive evidence of an arrangement exists, (ii) the product has been delivered to a customer and title has been transferred or the services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each of the Company’s major categories of revenue.
See Note 15 for a description of the Company’s revenues by product and service type and what each grouping contains.
Revenue from Enterprise Software and Services and BlackBerry Technology Solutions
The Company generates revenue from both perpetual and term licenses, both of which are often bundled with other products and services including maintenance, technical support, professional services and other related services.
Revenue from perpetual licenses is recognized upon delivery, as the software has standalone value, if the Company has obtained VSOE of fair value of undelivered products and services bundled with the perpetual license. If VSOE of fair value of all undelivered elements has been established, the license revenue is recognized upon delivery and the undelivered elements including software maintenance, unspecified upgrades and technical support are recognized over the period that such items are delivered or those services are provided.
Revenue from term licensed software is recognized in a manner consistent with revenue from perpetual licenses in instances where VSOE of fair value of all undelivered elements has not been established, in which case all revenue is recognized ratably over the longer of the service delivery periods or the contract term.
When the VSOE of fair value has not been established, the Company uses the residual method to recognize revenue if the VSOE of fair value of undelivered elements is determinable. Additional detail regarding the accounting policies for multiple element arrangements is provided below.
Revenue from professional services can be part of software license arrangements or sold separately. When professional services are sold as part of software license arrangements, recognition of revenue for the entire transaction either occurs over the period in which the services are expected to be performed or does not commence until completion and acceptance of these professional services, depending on the facts and circumstances of the transaction. Revenue from professional services sold separately from software licenses is recognized upon completion of the services.
Revenue from renewals of support and maintenance contracts is recognized ratably over the contract term.
Revenue from Handheld Devices
Revenue for handheld devices was recognized when the four revenue recognition criteria noted above are met. The Company recorded reductions to revenue for estimated commitments related to price protection, rights of return and customer incentive programs. If there was a risk of future pricing concessions and a reliable estimate could not be made at the time of shipment, the Company recognized the related revenue and costs of goods sold when its products were sold through to an end user.
Significant judgment was applied by the Company to determine whether shipments of devices met the Company’s revenue recognition criteria, as the analysis was dependent on many facts and circumstances. The Company recognized revenue upon shipment provided that the Company was able to conclude that the price was fixed or determinable. Sales of the Company’s devices to wireless carriers in certain regions were recognized as revenue at the time of shipment. Other shipments of devices were recognized as revenue only when the devices sold through to end users. For shipments where the Company recognized revenue when the product was sold through to an end user, the Company determined the point at which that happened based upon internally generated reporting indicating when the devices are activated on the Company’s relay infrastructure.
Revenue from Service Access Fees
Revenue from service access fees is recognized ratably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the pre-billing is recorded as deferred revenue. The Company has customers for which revenue is recognized on a cash basis due to collectability. Service access fee revenue also includes the recognition of previously deferred revenue related to multiple-element arrangements for non-software services and software upgrade rights related to BlackBerry 10 devices.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Revenue from Other Sources
The Company’s outbound patent licensing agreements provide for license fees that may be a single upfront payment or multiple payments representing all or a majority of the licensing revenue that will be payable to the Company. These agreements may be perpetual or term in nature and grant (i) a limited non-exclusive, non-transferable license to certain of the Company’s patents, (ii) a covenant not to enforce patent rights against the licensee, and (iii) the release of the licensee from certain claims. Revenue from patent licensing agreements is recorded when the four major criteria of revenue recognition noted above are met. These criteria are generally fulfilled upon mutual signing of the license agreement. For perpetual agreements, these criteria are generally fulfilled upon the beginning of the license period, coinciding with the mutual signing of the license agreement. For term-based agreements, these criteria are generally considered to be fulfilled over the life of the agreement and revenue is recognized ratably.
Certain outbound patent licensing arrangements may include termination provisions and/or future amounts dependent on subsequent licensee activity which limit the Company’s ability to determine when the sale price is fixed and determinable and the amounts collectible. In these instances, revenue is recognized when the amounts become due.
From time to time, the Company may sell patents, which are typically non-strategic, to the Company’s product and patent portfolio. These patent sales are a part of the technology and patent licensing strategy, and therefore represent a component of the Company’s major or central operations. Revenue from patent sales is recorded when the four major criteria of revenue recognition noted above are met.
The Company has agreements under which the Company has licensed its security software and service suite, as well as related brand assets, to third parties who will design, manufacture, sell and provide customer support for BlackBerry-branded mobile handsets. Revenue is recognized when the four major criteria of revenue recognition noted above are met. Mobility license revenue for licensees, whose sales exceed contractual sales minimums, is recognized when licensed products are sold as reported by the Company’s licensees. For licensees whose sales do not exceed contractual sales minimums, revenue is recognized ratably over the license term based on contractual minimum amounts.
Shipping and Handling Costs
Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales. Shipping and handling costs that cannot be reasonably attributed to certain customers are included in selling, marketing and administration.
Multiple-element arrangements
The Company enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings. The Company’s typical multiple-element arrangements involve: (i) Enterprise software and services, (ii) BlackBerry Technology Solutions, and historically (iii) BlackBerry 10 or Android handheld devices with unspecified software upgrades on a when-and-if available basis along with undelivered non-software services.
For the Company’s arrangements involving multiple deliverables where industry-specific software revenue recognition accounting guidance is not applicable, the consideration from the arrangement is allocated to each respective element based on its relative selling price, using VSOE. In certain limited instances when the Company is unable to establish the selling price using VSOE, the Company attempts to establish the selling price of each element based on acceptable third-party evidence of selling price (“TPE”); however, the Company is generally unable to reliably determine the selling prices of similar competitor products and services on a stand-alone basis. In these instances, the Company uses BESP in its allocation of arrangement consideration, where permitted. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis.
For arrangements involving multiple deliverables of software with other services, which may include software maintenance, professional services, unspecified upgrades and technical support, revenue is recognized based on the industry-specific software revenue recognition accounting guidance. If the Company is not able to determine VSOE for all of the deliverables of the arrangement, but is able to obtain VSOE for all undelivered elements, revenue is allocated using the residual method. Under the residual method, the amount of revenue allocated to delivered elements equals the total arrangement consideration, less the aggregate fair value of any undelivered elements. If VSOE of any undelivered software element does not exist, revenue from the entire arrangement is deferred and recognized at the earlier of: (i) delivery of those elements for which VSOE did not exist; or (ii) when VSOE can be established.
For arrangements involving multiple deliverables including the BlackBerry 10 or Android device and the essential operating system software, as well as unspecified software upgrade rights and non-software services for which the Company may not charge for separately, the consideration from the arrangement is allocated to each respective element

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

based on the relative selling price, using the Company’s BESP, as the device, unspecified software upgrade rights and non-software services are no longer sold separately. The consideration for the delivered hardware and the related essential operating system software are recognized at the time of sale provided that the four general revenue recognition criteria have been met. The consideration allocated to the unspecified software upgrade rights and non-software services is deferred and recognized on a straight-line basis over the estimated period during which the software upgrades and non-software services are expected to be provided.
The Company determines BESP for a product or service by considering multiple factors including, but not limited to, historical pricing practices for similar offerings, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The determination of BESP is made through consultation with, and formal approval by, the Company’s management, taking into consideration the Company’s marketing strategy. The Company regularly reviews VSOE, TPE and BESP, and maintains internal controls over the establishment and updates of these estimates. Based on the above factors, the Company’s BESP for the unspecified software upgrade right and non-software services is $4 per device.
Income taxes
The Company uses the liability method of income tax allocation to account for income taxes. Deferred income tax assets and liabilities are recognized based upon temporary differences between the financial reporting and income tax bases of assets and liabilities, and measured using enacted income tax rates and tax laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence.
Significant judgment is also required in evaluating the Company’s uncertain income tax positions and provisions for income taxes. Liabilities for uncertain income tax positions are recognized based on a two-step approach. The first step is to evaluate whether an income tax position has met the recognition threshold by determining if the weight of available evidence indicates that it is more likely than not to be sustained upon examination. The second step is to measure the income tax position that has met the recognition threshold as the largest amount that is more than 50% likely of being realized upon settlement. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provisions, income taxes payable and deferred income taxes in the period in which the facts that give rise to a revision become known. The Company recognizes interest and penalties related to uncertain income tax positions as interest expense, which is then netted and reported within investment income.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
Research and development
Research costs are expensed as incurred. Development costs for licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are generally released soon after technological feasibility has been established and therefore costs incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.
Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company’s reportable items of comprehensive income (loss) are the cumulative translation adjustment resulting from non-U.S. dollar functional currency subsidiaries as described under the foreign currency translation policy above, cash flow hedges as described in Note 5, changes in the fair value of available-for-sale investments as described in Notes 3 and 4, and actuarial gains or losses associated with certain other post-employment benefit obligations. Realized gains or losses on available-for-sale investments are reclassified into investment income using the specific identification basis.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Earnings (loss) per share
Earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the fiscal year. The treasury stock method is used for the calculation of the dilutive effect of stock options. The if-converted method is used for the calculation of the dilutive effect of the Debentures.
Stock-based compensation plans
The Company has stock-based compensation plans. Awards granted under the plans are detailed in Note 11(b).
The Equity Incentive Plan (the “Equity Plan”) was adopted during fiscal 2014 and replaced the Company’s previous Equity Incentive Plan and Restricted Share Unit Plan (the “Prior Plans”). Awards previously granted under the Prior Plans continue to be governed by the terms of the Prior Plans and by any amendments approved by the Company’s Board of Directors (the “Board”). The Equity Plan provides for the grants of incentive stock options and restricted share units (“RSUs”) to officers and employees of the Company or its subsidiaries. The number of common shares authorized for awards under the Equity Plan is 33,875,000 common shares. Any shares that are subject to options granted after fiscal 2013 are counted against this limit as 0.625 shares for every one option granted, and any shares that are subject to RSUs granted after fiscal 2013 are counted against this limit as one share for every RSU. Awards previously granted under the Prior Plans and the Equity Plan that expire or are forfeited, or settled in cash, are added to the shares available under the Equity Plan. Options forfeited will be counted as 0.625 shares to the shares available under the Equity Plan. Shares issued as awards other than options (i.e., RSUs) that expire or are forfeited, settled in cash or sold to cover withholding tax requirements are counted as one share added to the shares available under the Equity Plan. In addition to awards under the Equity Plan, 10,521,418 RSUs were granted to the Chief Executive Officer as an inducement to enter into a contract of full-time employment.
The Company measures stock-based compensation expense for options at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option pricing model for stock options, and the expense is recognized ratably over the vesting period. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the number of stock-based awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and the Company’s results of operations would be impacted.
Any consideration paid by employees on exercise of stock options, plus any recorded stock-based compensation within additional paid-in capital related to that stock option, is credited to capital stock.
RSUs are redeemed for common shares issued by the Company or the cash equivalent on the vesting dates established by the Board or the Compensation, Nomination and Governance Committee of the Board. The RSUs generally vest over a three-year period, either in equal annual installments or on the third anniversary date. The Company classifies RSUs as equity instruments as the Company has the ability and intent to settle the awards in common shares. The compensation expense for standard RSUs is calculated based on the fair value of each RSU as determined by the closing value of the Company’s common shares on the business day of the grant date. The Company recognizes compensation expense over the vesting period of the RSU.
The Company expects to settle RSUs, upon vesting, through the issuance of new common shares from treasury.
The Company has a Deferred Share Unit Plan (the “DSU Plan”), originally approved by the Board on December 20, 2007, under which each independent director is credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. Each independent director’s annual retainer will be entirely satisfied in the form of DSUs. Within a specified period after a director ceases to be a member of the Board, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards and are awarded on a quarterly basis. These awards are measured at their fair value on the date of issuance and re-measured at each reporting period until settlement.
Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in selling, marketing and administration expense.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

2.	ADOPTION OF ACCOUNTING POLICIES

Accounting Standards Adopted During Fiscal 2018
In October 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-16 on the topic of income taxes. The amendments in this update improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. This guidance is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted, and the Company chose to early adopt this guidance in the first quarter of fiscal 2018. As a result of the adoption of ASU 2016-16, the Company recognized approximately $3 million in tax expense on past intra-entity transfers that had previously been deferred, through a cumulative adjustment to retained earnings.
Recently Issued Accounting Pronouncements
Accounting Standards Codification 606
In May 2014, the FASB issued a new accounting standard on the topic of revenue contracts, which replaces the existing revenue recognition standard (“ASC 606”). The new standard amends the number of requirements that an entity must consider in recognizing revenue and requires improved disclosures to help readers of financial statements better understand the nature, amount, timing and uncertainty of revenue recognized. For public entities, the new standard is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company established a cross-functional coordinated team to conduct the implementation of the revenue recognition standard, which was responsible for identifying and implementing the appropriate changes to the Company’s business processes, systems and controls surrounding the adoption of ASC 606 in order to support the relevant recognition and disclosure changes.
The Company will adopt this guidance on March 1, 2018 utilizing the modified retrospective approach, whereby any historical impact upon adoption is recorded as a cumulative transition adjustment to retained earnings or deficit. As part of its preparation for adoption of ASC 606, the Company implemented internal controls and certain changes to its Enterprise Resource Planning systems to analyze its contracts and related financial information and prepare to comply with the dual reporting requirements during the one year transition period under the modified retrospective approach.
The key area of potential impact to the Company from implementing the guidance relates to the timing of revenue recognition for the software license component of its enterprise software offerings. There are no significant changes expected to any of the Company’s other revenue streams as a result of the adoption of ASC 606.
ASC 606 requires the capitalization of all the incremental costs to acquire a contract, and for these costs to be amortized into income proportionate to the recognition of the associated revenue. The Company currently capitalizes and defers some, but not all, of its incremental costs to acquire a contract and amortizes that cost into income ratably over the term of the contract. As a result, the adoption of ASC 606 will result in certain costs incurred in acquiring a contract previously expensed being reversed through a cumulative adjustment from retained earnings or deficit to other current assets, and recognized over time in line with the associated revenue.
The Company is in the process of determining the impact of ASC 606, and expects that, in the first quarter of fiscal 2019 when the standard becomes effective for the Company, there likely will be a material impact to its financial statements consisting of adjustments to the opening balance of its deficit, a change in deferred revenue, and a change in other current assets.
Accounting Standards Update (“ASU”) 2016-01
In January 2016, the FASB issued a new accounting standard on the topic of financial instruments. The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The standard primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the guidance clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The guidance is effective for interim and annual periods beginning after December 15, 2017. Changes as a result of this guidance are to be applied through a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The Company will adopt this guidance in the first quarter of fiscal 2019.
This guidance requires the Company to present separately in AOCI the portion of the total change in fair value of a liability resulting from a change in the instrument-specific credit risk, when the Company has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The Company has elected the fair value option on its Debentures. As such, previous fluctuations in the fair value of the Debentures resulting from a change

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

in the Company’s assessment of the instrument-specific credit risk will be reversed from deficit and be placed in AOCI as of March 1, 2018. The Company is still in the process of determining this impact, but the impact likely will be material. Future fluctuations in the fair value of the Debentures resulting from a change in the Company’s assessment of the instrument-specific credit risk will be recorded through AOCI.
This guidance also requires that changes in fair value associated with the Company’s equity investment be recorded in net income as opposed to AOCI. As at February 28, 2018, the Company had total unrealized losses associated with its equity investments of approximately $8 million. As a result, on March 1, 2018, the Company will record a cumulative adjustment out of AOCI and into deficit for approximately $8 million. Future fluctuations in the value of the Company’s equity investment will be recorded in the statement of operations.
Other recently announced accounting pronouncements
In February 2016, the FASB issued a new accounting standard on the topic of leases. The new standards would require companies and other organizations to include lease obligations in their balance sheets, including a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases, the lessee would recognize a straight-line total lease expense. The guidance is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Company expects to adopt this guidance in the first quarter of fiscal 2020 and is currently evaluating the impact that the adoption will have on its results of operations, financial position and disclosures.
In May 2017, the FASB issued a new accounting standard on the topic of stock compensation. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The guidance is effective for interim and annual periods beginning after December 15, 2017. The Company will adopt this guidance in the first quarter of fiscal 2019 and does not expect the impact to have a material effect on its results of operations, financial position and disclosures.
In August 2017, the FASB issued a new accounting standard on the topic of derivatives and hedging. The amendments in this update expand and refine the designation and measurement guidance for qualifying hedging relationships and the presentation of those hedge results. The guidance is effective for interim and annual periods beginning after December 15, 2018. The Company will adopt this guidance in the first quarter of fiscal 2020 and does not expect the impact to have a material effect on its results of operations, financial position and disclosures.

3.	CASH, CASH EQUIVALENTS AND INVESTMENTS

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use in pricing the asset or liability, such as inherent risk, non-performance risk and credit risk. The Company applies the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value into three levels:

•	Level 1 - Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.

•
Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Significant unobservable inputs that are supported by little or no market activity.
The fair value hierarchy also requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at February 28, 2018 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash
Bank balances	$169	$—	$—	$—	$169	$169	$—	$—	$—
Other investments	35	—	—	—	35	—	—	35	—
	204	—	—	—	204	169	—	35	—
Level 1:
Equity securities	10	—	(8)	—	2	—	2	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	332	—	—	—	332	—	293	—	39
Bankers’ acceptances	211	—	—	—	211	211	—	—	—
Commercial paper	426	—	—	—	426	231	195	—	—
Non-U.S. promissory notes	227	—	—	—	227	102	125	—	—
Non-U.S. government sponsored enterprise notes	200	—	—	—	200	15	185	—	—
Non-U.S. treasury bills/notes	284	—	—	—	284	50	234	—	—
U.S. treasury bills/notes	448	—	(1)	—	447	38	409	—	—
	2,128	—	(1)	—	2,127	647	1,441	—	39
Level 3:
Corporate notes/bonds	1	—	—	—	1	—	—	1	—
Auction rate securities	20	2	—	(3)	19	—	—	19	—
	21	2	—	(3)	20	—	—	20	—
	$2,363	$2	$(9)	$(3)	$2,353	$816	$1,443	$55	$39

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The components of cash, cash equivalents and investments by fair value level as at February 28, 2017 were as follows:

	Cost Basis	Unrealized Gains	Unrealized Losses	Other-than- temporary Impairment	Fair Value	Cash and Cash Equivalents	Short-term Investments	Long-term Investments	Restricted Cash and Cash Equivalents
Bank balances	$218	$—	$—	$—	$218	$216	$—	$—	$2
Other investments	34	—	—	—	34	—	—	34	—
	252	—	—	—	252	216	—	34	2
Level 1:
Equity securities	10	—	(5)	—	5	—	5	—	—

Level 2:
Term deposits, certificates of deposits, and GICs	242	—	—	—	242	143	50	—	49
Bankers’ acceptances	125	—	—	—	125	125	—	—	—
Commercial paper	274	—	—	—	274	212	62	—	—
Non-U.S. promissory notes	117	—	—	—	117	38	79	—	—
Non-U.S. government sponsored enterprise notes	49	—	—	—	49	—	49	—	—
Non-U.S. treasury bills/notes	300	—	—	—	300	—	300	—	—
U.S. treasury bills/notes	315	—	(1)	—	314	—	99	215	—
	1,422	—	(1)	—	1,421	518	639	215	49
Level 3:
Corporate notes/bonds	1	—	—	—	1	—	—	1	—
Auction rate securities	20	2	—	(3)	19	—	—	19	—
	21	2	—	(3)	20	—	—	20	—
	$1,705	$2	$(6)	$(3)	$1,698	$734	$644	$269	$51
As at February 28, 2018, the Company’s other investments consisted of cost method investments of $35 million (February 28, 2017 - $34 million). During the year ended February 28, 2018, there were no other-than-temporary impairment charges (other-than-temporary impairment charges of $8 million and nil relating to certain cost-based investments for the years ended February 28, 2017 and February 29, 2016) and realized gains of nil relating to the sale of cost-based investments (realized gains of $12 million and nil for the years ended February 28, 2017 and February 29, 2016).
During the year ended February 28, 2018, the Company recognized realized losses on available-for-sale securities of $1 million. There were no realized gains or losses recognized for the year ended February 28, 2017, and gains of $1 million for the year ended February 29, 2016.
The Company has restricted cash, consisting of cash and securities pledged as collateral to major banking partners in support of the Company’s requirements for letters of credit. These letters of credit support certain leasing arrangements entered into in the ordinary course of business, for terms ranging from one month to eight years. The Company is legally restricted from accessing these funds during the term of the leases for which the letters of credit have been issued; however, the Company can continue to invest the funds and receive investment income thereon.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The contractual maturities of available-for-sale investments as at February 28, 2018 were as follows:

	Cost Basis	Fair Value
Due in one year or less	$2,128	$2,127
Due in one to five years	1	1
Due after five years	17	19
No fixed maturity	10	2
	$2,156	$2,149
As at February 28, 2018, the Company had investments with continuous unrealized losses totaling $9 million, consisting of $8 million in unrealized losses on equity securities holdings and $1 million in unrealized losses on U.S. treasury bills (February 28, 2017 - no investments with continuous unrealized losses). The Company has the ability and intent to hold these securities until such time that their value recovers or the investments mature, and as such does not consider their current impairments to be other-than-temporary. For a full description of how the Company assesses its investments for other-than-temporary impairment, see the “Investments” accounting policy in Note 1. For a description of the impact of ASU 2016-01 on the unrealized losses on equity securities beginning in fiscal 2019, see Note 2.

4.	FAIR VALUE MEASUREMENTS
For a description of the fair value hierarchy, see Note 3.
Recurring Fair Value Measurements
The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value due to their short maturities.
In determining the fair value of investments held (other than those classified as Level 3), the Company primarily relies on an independent third-party valuator for the fair valuation of securities. Pricing inputs used by the independent third-party valuator are generally received from one primary vendor. The pricing inputs are reviewed for completeness and accuracy, within a set tolerance level, on a daily basis by the independent third-party valuator. The Company also reviews and understands the inputs used in the valuation process and assesses the pricing of the securities for reasonableness after conducting its own internal collection of quoted prices from brokers. Fair values for all investment categories provided by the independent third-party valuator that are in excess of 0.5% from the fair values determined by the Company are communicated to the independent third party valuator for consideration of reasonableness. The independent third-party valuator considers the information provided by the Company before determining whether a change in the original pricing is warranted.
The Company’s investments (other than those classified as Level 3) largely consist of securities issued by major corporate and banking organizations, the provincial and federal governments of Canada, international government banking organizations and the United States Department of the Treasury, and are all investment grade. The Company also holds a limited amount of equity securities following the initial public offering by the issuer of a previous cost-based investment.
For a description of how the fair value of currency forward contracts and currency option contracts and the fair value of the Debentures (as defined in Note 10) have been determined, see the “Derivative financial instruments” and “Convertible debentures” accounting policies in Note 1.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following table summarizes the changes in fair value of the Company’s Level 3 assets for the years ended February 28, 2018 and February 28, 2017:

Level 3
Balance at February 29, 2016	$21
Principal repayments	(1)
Balance at February 28, 2017	20
Principal repayments	—
Balance at February 28, 2018	$20
The Company recognizes transfers in and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstance occurred. There were no significant transfers in or out of Level 3 assets during the years ended February 28, 2018 or February 28, 2017.
The Company’s Level 3 assets measured on a recurring basis include auction rate securities as well as corporate notes/bonds consisting of securities received in a payment-in-kind distribution from a former structured investment vehicle.
The auction rate securities are valued using a discounted cash flow method incorporating both observable and unobservable inputs. The unobservable inputs utilized in the valuation are the estimated weighted average life of each security based on its contractual details and expected pay down schedule based upon the underlying collateral, the value of the underlying collateral that would be realized in the event of a waterfall event, an estimate of the likelihood of a waterfall event, an estimate of the likelihood of a permanent auction suspension, and an estimate of the likelihood of the securities being called at par. Significant changes in these unobservable inputs would result in significantly different fair value measurements. Generally, a change in the assumption used for the probability of a waterfall event is accompanied by a directionally opposite change in the assumption used for the probability of a permanent auction suspension. A waterfall event occurs if the funded reserves of the securities become insufficient to make the interest payments, resulting in the disbursement of the securities’ underlying collateral to the security holders.
The following table presents the significant unobservable inputs used in the fair value measurement of the auction rate securities, as well as the impact on the fair value measurement resulting from a significant increase in each input in isolation. A significant decrease in each input would produce the opposite impact as shown below:

As at February 28, 2018	Fair Value	Valuation Technique	Unobservable Input	Range (weighted average)	Effect of Significant Increase in Input on Fair Value
Auction rate securities	$19	Discounted cash flow	Weighted average life	15 years	Decrease
			Collateral value (as a % of fair value)	152%	Increase
			Probability of waterfall event	10%	Increase
			Probability of permanent suspension of auction	5%	Decrease
			Probability of being called at par	25%	Increase

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

5.	DERIVATIVE FINANCIAL INSTRUMENTS
The notional amounts and fair values of financial instruments outstanding were as follows:

	As at February 28, 2018
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$1	$1	$104
Currency option contracts	Other current assets	—	—	—	19
Total		$—	$1	$1	$123

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$—	$(1)	$(1)	$100
Currency option contracts	Accrued liabilities	(1)	—	(1)	61
Total		$(1)	$(1)	$(2)	$161
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.

	As at February 28, 2017
	Balance Sheet Location	Fair Value of Derivatives Designated as Cash Flow Hedges	Fair Value of Derivatives Not Subject to Hedge Accounting	Total Estimated Fair Value	Notional Amount
Derivative Assets (1):
Currency forward contracts	Other current assets	$—	$1	$1	$89
Currency option contracts	Other current assets	1	—	1	37
Total		$1	$1	$2	$126

Derivative Liabilities (1):
Currency forward contracts	Accrued liabilities	$—	$(1)	$(1)	$28
Currency option contracts	Accrued liabilities	(1)	—	(1)	38
Total		$(1)	$(1)	$(2)	$66
______________________________
(1) The fair values of derivative assets and liabilities are measured using Level 2 fair value inputs.
Foreign exchange
The Company’s currency risk management objective in holding derivative instruments is to reduce the volatility of current and future income as a result of changes in foreign currency exchange rates. To limit its exposure to adverse movements in foreign currency exchange rates, the Company enters into foreign currency forward and option contracts.
The majority of the Company’s revenue for the fiscal year ended February 28, 2018 was transacted in U.S. dollars. However, portions of the revenue are denominated in Canadian dollars, euros, and British pounds. Expenses, consisting of the majority of salaries and other certain operating costs, are incurred primarily in Canadian dollars. The Company enters into forward and option contracts to hedge portions of these anticipated transactions to reduce the volatility on income associated with the foreign currency exposures. The Company also enters into forward and option contracts to reduce the effects of foreign exchange gains and losses resulting from the revaluation of certain foreign currency monetary assets and liabilities. As at February 28, 2018, approximately 9% of cash and cash equivalents, 35% of accounts receivable and 6%

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

of accounts payable and accrued liabilities were denominated in foreign currencies (February 28, 2017 - 8%, 35% and 23%, respectively).
See “Derivative financial instruments” in Note 1 for the Company’s accounting policies on these instruments.
As at February 28, 2018 and February 28, 2017, the outstanding derivatives designated as cash flow hedges were considered to be fully effective. The maturity dates of these instruments range from March 2018 to February 2019. As at February 28, 2018, the net unrealized loss on these forward and option contracts (including option premiums paid) was $1 million (February 28, 2017 - net unrealized loss of nil). Unrealized gains associated with these contracts were recorded in other current assets and AOCI. Unrealized losses were recorded in accrued liabilities and AOCI. Option premiums were recorded in AOCI. As at February 28, 2018, the Company estimates that the net unrealized losses including option premiums on forward and option contracts that will be reclassified into income within the next 12 months will be approximately $1 million. For the fiscal years ended February 28, 2018 and February 28, 2017, there were no realized gains or losses on forward contracts that were ineffective upon maturity.
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive income (loss) for the year ended February 28, 2018:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$—
Currency option contracts	(1)	Selling, marketing and administration	2
Total	$(1)		$2
The following table shows the impact of derivative instruments designated as cash flow hedges on the consolidated statements of operations and the consolidated statements of comprehensive loss for the year ended February 28, 2017:

	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivative Instruments (Effective Portion)	Location of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
Currency forward contracts	$—	Selling, marketing and administration	$(1)
Currency option contracts	—	Selling, marketing and administration	2
Total	$—		$1
As part of its currency risk management strategy, the Company may maintain net monetary asset and/or liability balances in foreign currencies. The Company enters into foreign exchange forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. The principal currencies hedged include the Canadian dollar, euro, and British pound. These contracts are not subject to hedge accounting, and any realized and unrealized gains or losses are recognized in income each period, offsetting the change in the U.S. dollar value of the asset or liability. The maturity dates of these instruments range from March 2018 to May 2018. As at February 28, 2018, there were no net unrealized gains (net of premium paid) recorded in respect of these instruments (February 28, 2017 - net unrealized gains or losses of nil). Unrealized gains associated with these contracts were recorded in other current assets and selling, marketing and administration expenses. Unrealized losses were recorded in accrued liabilities and selling, marketing and administration expenses.
The following table shows the impact of derivative instruments that are not subject to hedge accounting on the consolidated statements of operations for the years ended February 28, 2018 and February 28, 2017:

		Amount of Gain (Loss) in Income on Derivative Instruments
	Location of Gain (Loss) Recognized in Income on Derivative Instruments	February 28, 2018	February 28, 2017
Currency forward contracts	Selling, marketing and administration	$(9)	$1

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

For information concerning the impact of foreign exchange on the consolidated statement of operations net of the above derivative instruments, see Note 16.
Credit risk
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at February 28, 2018, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains, was nil (February 28, 2017 - 100%; February 29, 2016 - 82%). As at February 28, 2018, the Company had a total credit risk exposure across all counterparties with outstanding or unsettled foreign exchange derivative instruments of nil on a notional value of nil (February 28, 2017 - total credit risk exposure of nil on a notional value of $24 million).
The Company maintains Credit Support Annexes (“CSAs”) with several of its counterparties. These CSAs require the outstanding net position of all contracts be made whole by the paying or receiving of collateral to or from the counterparties on a daily basis, subject to exposure and transfer thresholds. As at February 28, 2018, the Company had $1 million in collateral posted with counterparties (February 28, 2017 - no collateral posted or held).
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at February 28, 2018, no single issuer represented more than 19% of the total cash, cash equivalents and investments (February 28, 2017 - no single issuer represented more than 18% of the total cash, cash equivalents and investments), and the largest single issuer was the U.S. Department of the Treasury.
Interest rate risk
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company has also issued the 3.75% Debentures (as defined below) as described in Note 10 with a fixed 3.75% interest rate. The fair value of the 3.75% Debentures will fluctuate with changes in prevailing interest rates. Consequently, the Company is exposed to interest rate risk as a result of the long term of the 3.75% Debentures. The Company does not currently utilize interest rate derivative instruments to hedge its investment portfolio.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

6.	CONSOLIDATED BALANCE SHEET DETAILS
Accounts receivable, net
The allowance for doubtful accounts as at February 28, 2018 was $24 million (February 28, 2017 - $12 million).
There was no customer that comprised more than 10% of accounts receivable as at February 28, 2018 (February 28, 2017 - one customer that comprised more than 10%).
Inventories
Inventories comprised the following:

	As at
	February 28, 2018	February 28, 2017
Raw materials	$—	$4
Work in process	—	1
Finished goods	3	21
	$3	$26
During fiscal 2018, the Company recorded non-cash, pre-tax charges of nil relating to the write-down of inventory (fiscal 2017 - $150 million; fiscal 2016 - $36 million).
Other current assets
Other current assets include items such as deferred cost of sales and prepaid expenses, among other items, none of which were greater than 5% of the current assets balance in all years presented.
Property, plant and equipment, net
Property, plant and equipment comprised the following:

	As at
	February 28, 2018	February 28, 2017
Cost
Buildings, leasehold improvements and other	85	101
BlackBerry operations and other information technology	987	1,070
Manufacturing, repair and research and development equipment	75	87
Furniture and fixtures	10	15
	1,157	1,273
Accumulated amortization	1,093	1,182
Net book value	$64	$91
For the year ended February 28, 2018, amortization expense related to property, plant and equipment amounted to $36 million (February 28, 2017 - $76 million; February 29, 2016 - $124 million).
Sale, disposal and abandonment of LLA - Property, plant and equipment, net
There were $3 million in losses associated with the sale, disposal and abandonment of property, plant and equipment during the year ended February 28, 2018.
As part of the Company’s resource alignment program (the “RAP”) as described in Note 8, the Company sold or disposed of a significant amount of property, plant and equipment. The Company incurred losses on the write-down of property, plant and equipment to fair value (as assets held for sale), the sale thereof, or disposal thereof of $171 million for the year ended February 28, 2017 (February 29, 2016 - $195 million).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Intangible assets, net
Intangible assets comprised the following:

	As at February 28, 2018
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$682	$512	$170
Intellectual property	411	212	199
Other acquired intangibles	197	89	108
	$1,290	$813	$477

	As at February 28, 2017
	Cost	Accumulated Amortization	Net Book Value
Acquired technology	$676	$446	$230
Intellectual property	418	184	234
Other acquired intangibles	197	59	138
	$1,291	$689	$602
Other acquired intangibles include items such as customer relationships and brand.
For the year ended February 28, 2018, amortization expense related to intangible assets amounted to $141 million (February 28, 2017 - $163 million; February 29, 2016 - $492 million).
Total additions to intangible assets in fiscal 2018 amounted to $30 million (fiscal 2017 - $57 million). During fiscal 2018, the additions to intangible assets primarily consisted of payments for intellectual property relating to patent registration, licenses and maintenance fees.
Based on the carrying value of the identified intangible assets as at February 28, 2018, and assuming no subsequent impairment of the underlying assets, the annual amortization expense for each of the succeeding years is expected to be as follows: fiscal 2019 - $120 million; fiscal 2020 - $101 million; fiscal 2021 - $82 million; fiscal 2022 - $54 million; and fiscal 2023 - $20 million.
The weighted average remaining useful lives of the intangible assets are as follows:

As at
	February 28, 2018	February 28, 2017
Acquired technology	3.2 years	3.4 years
Intellectual property	7.0 years	8.5 years
Other acquired intangibles	4.4 years	5.0 years
Impairment of LLA
As discussed in Note 1, during fiscal 2018 the Company recorded an LLA Impairment Charge of $11 million, which was applicable to certain prepaid royalty arrangements associated with the Company’s sale of handheld devices.
During fiscal 2017, the Company recorded the Fiscal 2017 LLA Impairment Charge of $501 million associated with intellectual property within the asset group associated with the Company’s handheld devices business. There were no LLA impairment charges taken in fiscal 2016.
Sale, disposal and abandonment of LLA - Intangible assets, net
The Company conducts regular reviews of the individual patents, both organically generated and acquired, composing its patent portfolio. As a result of this review, for the year ended February 28, 2018, the Company ceased enforcement and abandoned legal right and title to patents with a cost of $16 million, accumulated amortization of $10 million, and a net book value of approximately $6 million (February 28, 2017 - $62 million, $55 million, and $7 million respectively; February 29, 2016 - $592 million, $456 million and $136 million, respectively).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Goodwill
Changes to the carrying amount of goodwill during the fiscal years ended February 28, 2018, February 28, 2017 and February 29, 2016 were as follows:

Carrying Amount
Carrying amount as at February 28, 2015	$85
Effect of foreign exchange on non-U.S. dollar denominated goodwill	(7)
Goodwill acquired through business combinations during the year	540
Carrying amount as at February 29, 2016	618
Goodwill Impairment Charge	(57)
Effect of foreign exchange on non-U.S. dollar denominated goodwill	(2)
Carrying amount as at February 28, 2017	559
Effect of foreign exchange on non-U.S. dollar denominated goodwill	10
Carrying amount as at February 28, 2018	$569
As discussed in Note 1, the Company recorded the Goodwill Impairment Charge of $57 million during fiscal 2017.
Long-term receivables
The Company’s long-term receivables comprised the following:

	As at
	February 28, 2018	February 28, 2017
Long-term intellectual property licensing receivable	$25	$—
Mortgage receivable	—	7
	$25	$7
The Company has a long-term intellectual property licensing receivable comprising a series of future amounts owing from a single licensee. As the amounts of the receivable are long-term in nature, the Company initially measured the payments at present value using an effective interest rate of 4.5%, and will record interest income over time to arrive at the total face value of the remaining payments of $27 million.
Accrued liabilities
Accrued liabilities comprised the following:

	As at
	February 28, 2018	February 28, 2017
Accrued royalties	18	43
Resource Alignment Program liability, current portion	19	18
Variable incentive accrual	40	29
Other	128	150
	$205	$240
Other accrued liabilities include, among other items, accrued vendor liabilities, accrued carrier liabilities and payroll withholding taxes, among other items, none of which were greater than 5% of the current liabilities balance.
Other long-term liabilities
Other long-term liabilities consists of the present value of accrued future lease payments associated with the Company’s Resource Alignment Program (the “RAP”) as described in Note 8.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

7.	BUSINESS ACQUISITIONS
There were no business acquisitions during fiscal 2018.
In fiscal 2017, the Company paid consideration of $5 million in cash to acquire certain intellectual property and employees of a company, which constituted a business. The Company allocated $4.5 million to intellectual property and $0.5 million to goodwill. The operating results of the acquired business have been included in the years ended February 28, 2018 and February 28, 2017, and are immaterial to the Company’s operating results.

8.	RESTRUCTURING AND INTEGRATION
Resource Alignment Program
During fiscal 2016, the Company commenced the RAP for its device software, hardware and applications business with the objectives of reallocating Company resources to capitalize on growth opportunities, providing the operational ability to better leverage contract research and development services relating to its handheld devices, and reaching sustainable profitability. Other charges and cash costs may occur as programs are implemented or changes are completed.
The following table sets forth the activity in the Company’s RAP liability for fiscal 2018 and fiscal 2017:

	Employee Termination Benefits	Facilities Costs	Other Charges(1)	Total
Balance as at February 29, 2016	$12	$26	$—	$38
Charges incurred	15	16	31	62
Cash payments made	(18)	(15)	(31)	(64)
Balance as at February 28, 2017	9	27	—	36
Charges incurred	12	26	29	67
Cash payments made	(20)	(14)	(27)	(61)
Balance as at February 28, 2018	$1	$39	$2	$42

Current portion	$1	$16	$2	$19
Long-term portion	—	23	—	23
	$1	$39	$2	$42
(1) Other charges consist of costs associated with redundant systems from acquisitions that are being integrated into a single solution, and the effect of foreign exchange.
The RAP charges included employee termination benefits, facilities and manufacturing network simplification costs as well as integration costs related to the transition and alignment of facilities and systems to the Company’s focus on its enterprise software business. Total charges, including non-cash charges incurred in fiscal 2018 and fiscal 2017, were as follows:

	For the Years Ended
	February 28, 2018	February 28, 2017
Cost of sales	$11	$25
Research and development	5	4
Selling, marketing and administration	62	235
Total RAP charges	$78	$264
As discussed in Note 6, the Company completes reviews of the individual patents, both organically generated and acquired, comprising its patent portfolio. As a result of this review, the Company ceased enforcement and abandoned legal right and title to a number of patents. As part of the RAP, the Company classified certain of the charges associated with the selective abandonment of certain patents as restructuring activities, incurring a charge of approximately $4 million for fiscal 2018 (fiscal 2017 - $4 million). The abandonment charges are included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As part of the RAP, the Company decided to sell its data center assets to drive cost savings and efficiencies in the Company. The Company realized a loss on sale of approximately $165 million in fiscal 2017 in relation to the sale of these assets. The loss on sale has been included in the loss on sale, disposal and abandonment of long-lived assets line of the Company’s consolidated statements of operations and included in the total RAP charges.

9.	INCOME TAXES
The difference between the amount of the provision for (recovery of) income taxes and the amount computed by multiplying net income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Statutory Canadian tax rate	26.5%	26.6%	26.6%
Expected provision for (recovery of) income taxes	$108	$(320)	$(75)
Differences in income taxes resulting from:
Valuation allowance	(169)	302	58
Investment tax credits	(3)	(20)	(29)
Canadian tax rate differences	—	1	2
Change in unrecognized income tax benefits	8	28	(9)
Foreign tax rate differences	(6)	6	6
Effect of adjustments to deferred tax amounts for enacted changes resulting from U.S. tax reform	67	—	—
Other differences	(5)	1	6
Withholding tax on unremitted earnings	1	—	(33)
	$1	$(2)	$(74)

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Income (loss) before income taxes:
Canadian	$413	$(1,301)	$(278)
Foreign	(7)	93	(4)
	$406	$(1,208)	$(282)
The provision for (recovery of) income taxes consists of the following:

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Current
Canadian	$1	$(3)	$(10)
Foreign	7	(33)	38
Deferred
Canadian	—	—	(35)
Foreign	(7)	34	(67)
	$1	$(2)	$(74)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	February 28, 2018	February 28, 2017
Assets
Property, plant, equipment and intangibles	$190	$180
Non-deductible reserves	48	103
Minimum taxes	265	264
Convertible Debentures (see Note 10)	47	12
Research and development	286	259
Tax loss carryforwards	307	503
Other	94	81
Deferred income tax assets	1,237	1,402

Valuation allowance	1,221	1,361
Deferred income tax assets net of valuation allowance	16	41

Liabilities
Property, plant, equipment and intangibles	(19)	(50)
Withholding tax on unremitted earnings	—	—
Deferred income tax liabilities	(19)	(50)
Net deferred income tax asset (liability)	$(3)	$(9)
Deferred income tax asset	$3	$—
Deferred income tax liability	(6)	(9)
	$(3)	$(9)
The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will be realized.
In evaluating the need for a valuation allowance, the Company noted that there had been three years of cumulative losses including fiscal 2018. In fiscal 2018, the Company was able to utilize a portion of its deferred tax assets resulting in a reduction in the deferred tax valuation allowance of $169 million (February 28, 2017 - increase of $302 million). As a result, the deferred tax valuation allowance had an ending balance of $1,221 million (February 28, 2017 - $1,361 million). This accounting treatment has no effect on the Company’s ability to utilize deferred tax assets to reduce future cash tax payments. The Company will continue to assess the likelihood that the deferred tax assets will be realizable at each reporting period and the valuation allowance will be adjusted accordingly.
The Company’s total unrecognized income tax benefits as at February 28, 2018 and February 28, 2017 were $73 million and $65 million, respectively. A reconciliation of the beginning and ending amount of unrecognized income tax benefits that, if recognized, would affect the Company’s effective income tax rate is as follows:

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Unrecognized income tax benefits, opening balance	$65	$37	$11
Increase for income tax positions of prior years	4	28	—
Increase for income tax positions of current year	4	—	34
Settlement of tax positions	—	—	(8)
Other	—	—	—
Unrecognized income tax benefits, ending balance	$73	$65	$37

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

As at February 28, 2018, $58 million of the unrecognized tax benefits have been netted against deferred income taxes and $15 million has been recorded within income taxes payable on the Company’s consolidated balance sheets.
A summary of open tax years by major jurisdiction is presented below:

Jurisdiction
Canada(1)	Fiscal 2010 - 2018
United States(2)	Fiscal 2015 - 2018
United Kingdom	Fiscal 2017 - 2018
______________________________
(1)    Includes federal as well as provincial jurisdictions, as applicable.
(2)     Pertains to federal tax years. Certain state jurisdictions remain open from fiscal 2014 through fiscal 2018.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes, as well as the provisions for indirect and other taxes and related penalties and interest. The Company believes it is reasonably possible that approximately $16 million of its gross unrecognized income tax benefits will be realized in the next twelve months. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.
The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense that is netted and reported within investment income (loss). The amount of interest accrued as at February 28, 2018 was approximately $2 million (February 28, 2017 - approximately $2 million). The amount of penalties accrued as at February 28, 2018 was nominal (February 28, 2017 - nominal).
As at February 28, 2018, the Company has the following net operating loss carryforwards and tax credits, which are scheduled to expire in the following years:

Year of Expiry	Net Operating Losses	Capital Losses	Research and Development Tax Credits(1)	Minimum Taxes
2029	$11	$—	$—	$1
2030	—	—	4	109
2031	50	—	6	128
2032	86	—	3	27
2033	92	—	110	—
2034	80	—	106	—
2035	2	—	52	—
2036	341	—	41	—
2037	352	—	22	—
2038	184	—	13	—
Indefinite	—	30	14	—
	$1,198	$30	$371	$265
______________________________
(1)    Includes federal, provincial and state balances.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act (the “Tax Act”). This significantly changed U.S. tax laws in a number of ways, including but not limited to, reducing the corporate tax rate from 35% to 21% and moving from a worldwide tax system to a territorial system.
In reporting periods before the adoption of the Tax Act, the Company’s intent was not to repatriate foreign earnings; therefore deferred tax was not recorded since it was not probable it would reverse in the foreseeable future. As a result of the enactment of the legislation, the Company incurred a current tax expense of nil in one-time transition tax on deemed mandatory repatriation of earnings.
As a result of other Tax Act changes, the Company re-assessed the recognition of certain of its deferred tax assets and as a result, recorded an additional tax recovery of $3 million.
In addition, the Company’s U.S. deferred tax assets and liabilities have been remeasured using a federal tax rate of 21%. Included in deferred income tax expense for changes in enacted rate is a $67 million expense which is fully offset by a $67 million tax recovery for a corresponding decrease in the valuation allowance related to the above mentioned deferred tax assets and liabilities.
The Tax Act requires complex computations to be performed that were not previously required under U.S. tax law, judgments to be made in interpretation of the provisions of the Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced. The U.S. Treasury Department, the Internal Revenue Service, and other standard-setting bodies could interpret or issue guidance on how provisions of the Tax Act will be applied or otherwise administered that is different from the Company’s interpretation. At this time, the Company made its best estimate on each aspect of the tax law changes. As the Company completes its analysis, collects and prepares necessary data, and interprets any additional guidance, the Company may make changes to its estimates on a prospective basis.

10.	LONG-TERM DEBT

3.75% Convertible Debentures
On September 7, 2016, Fairfax Financial Holdings Limited (“Fairfax”) and other institutional investors invested in the Company through a private placement of new debentures in an aggregate amount of $605 million (the “3.75% Debentures”), which partially replaced $1.25 billion aggregate principal amount of debentures issued in a private placement in fiscal 2014 (the “6% Debentures”) as described below (collectively, the “Debentures”).
Interest on the 3.75% Debentures is payable quarterly in arrears at a rate of 3.75% per annum.  The 3.75% Debentures mature on November 13, 2020, and each $1,000 of Debentures is convertible at any time into 100 common shares of the Company, for a total of 60.5 million common shares at a price of $10.00 per share for all 3.75% Debentures, subject to adjustments. Covenants associated with the 3.75% Debentures include limitations on the Company’s total indebtedness.
Under specified events of default, the outstanding principal and any accrued interest on the 3.75% Debentures become immediately due and payable upon request of holders holding not less than 25% of the principal amount of the Debentures then outstanding. During an event of default, the interest rate rises to 7.75% per annum.
The 3.75% Debentures are subject to a change of control provision whereby the Company would be required to make an offer to repurchase the 3.75% Debentures at 115% of par value if a person or group (not affiliated with Fairfax) acquires 35% of the Company’s outstanding common shares, acquires all or substantially all of its assets, or if the Company merges with another entity and the Company’s existing shareholders hold less than 50% of the common shares of the surviving entity.
As of February 28, 2018, the fair value of the 3.75% Debentures was determined to be $782 million. The difference between the fair value of the 3.75% Debentures and the unpaid principal balance of $605 million is $177 million.  The fair value of the 3.75% Debentures is measured using Level 2 fair value inputs.
The Company recorded total non-cash charges associated with the change in the fair value of the 3.75% Debentures of $191 million in fiscal 2018. The Company recorded non-cash income associated with the change in the fair value of the 3.75% Debentures of $14 million in fiscal 2017. With the charges associated with the change in the fair value of the 6% Debentures of $38 million as described below, the Company recorded total charges associated with the change in the Debentures of $24 million in fiscal 2017 (the “Fiscal 2017 Debentures fair value adjustments”). Non-cash income associated with the change in the fair value of the 6% Debentures was $430 million in fiscal 2016 (the “Fiscal 2016 Debentures fair value adjustments”). These adjustments are included on their own line of the Company’s consolidated

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

statements of operations. For a description of how the adoption of ASU 2016-01 will affect the recording of the fair value of the Debentures, see Note 2.
The Company recorded interest expense related to the Debentures of $23 million, which has been included in investment income (loss) on the Company’s consolidated statements of operations in fiscal 2018 (fiscal 2017 - $48 million; fiscal 2016 - $75 million). The Company is required to make quarterly interest-only payments of approximately $6 million during the remaining term the 3.75% Debentures are outstanding.
Fairfax, a related party under U.S. GAAP, owned $500 million principal amount of the 6% Debentures and also purchased $500 million principal amount of the 3.75% Debentures. As such, the redemption of Fairfax’s portion of the 6% Debentures, the investment by Fairfax in the 3.75% Debentures and the payment of interest on the 3.75% Debentures represent related-party transactions. Fairfax receives interest at the same rate as other Debenture holders.
6% Convertible Debentures
In fiscal 2014, the Company issued $1.25 billion of 6% Debentures. The terms of the 6% Debentures were substantially similar to those of the 3.75% Debentures, except for an interest rate of 6%, and the Company had an option to redeem the 6% Debentures after November 13, 2016 at specified redemption prices in specified periods.
As at February 28, 2016, the fair value of the 6% Debentures was $1.28 billion. The Company recorded non-cash charges associated with the change in the fair value of the 6% Debentures of $38 million in fiscal 2017 prior to the redemption as described below.
On August 4, 2016, the Company announced that the Toronto Stock Exchange had accepted notice of the Company’s normal course issuer bid to purchase up to $125 million principal amount of the outstanding 6% Debentures, representing 10% of the outstanding 6% Debentures as at July 31, 2016. During the second quarter of fiscal 2017, the Company repurchased and canceled approximately $5.0 million principal amount of 6% Debentures for approximately $5.3 million.
On August 26, 2016, the Company announced that, with the approval of the holders of the 6% Debentures, the indenture governing the 6% Debentures had been amended to permit optional redemption by the Company prior to November 13, 2016, the first date the Company would have otherwise been able to redeem the 6% Debentures. The Company announced that it would redeem the 6% Debentures for a redemption amount of approximately $1.33 billion (the “Redemption Amount”, which included approximately $19 million in accrued interest), which would settle all outstanding obligations of the Company in respect of the 6% Debentures. The redemption was completed on September 2, 2016. As the Company accounted for the 6% Debentures at fair value, the impact to the consolidated statements of operations of the redemption was recorded in the second quarter of fiscal 2017, as the Redemption Amount represented the fair value of the 6% Debentures at August 31, 2016.

11.	CAPITAL STOCK

(a)	Capital stock
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. As at February 28, 2018 and February 28, 2017, there were no Class A common shares or preferred shares outstanding.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The following details the changes in issued and outstanding common shares for the years ended February 28, 2018, February 28, 2017 and February 29, 2016:

	Capital Stock and Additional Paid-in Capital
	Stock Outstanding (000’s)	Amount
Common shares outstanding as at February 28, 2015	528,802	$2,444
Exercise of stock options	402	3
Common shares issued for RSU settlements	4,320	—
Stock-based compensation	—	60
Tax deficiencies related to stock-based compensation	—	(1)
Share repurchase	(12,607)	(59)
Common shares issued for employee share purchase plan	183	1
Common shares issued on the redemption of deferred share units	72	—
Common shares outstanding as at February 29, 2016	521,172	2,448
Exercise of stock options	131	1
Common shares issued for RSU settlements	8,689	—
Stock-based compensation	—	60
Tax deficiencies related to stock-based compensation	—	(1)
Common shares issued for employee share purchase plan	505	4
Common shares outstanding as at February 28, 2017	530,497	2,512
Exercise of stock options	536	4
Common shares issued for RSU settlements	7,258	—
Stock-based compensation	—	49
Share repurchase	(1,992)	(9)
Common shares issued for employee share purchase plan	435	4
Common shares outstanding as at February 28, 2018	536,734	$2,560
The Company had 537 million voting common shares outstanding, 1 million options to purchase voting common shares, 15 million RSUs and 0.7 million DSUs outstanding as at March 26, 2018.
On June 23, 2017, the Company announced that it received acceptance from the Toronto Stock Exchange with respect to a normal course issuer bid to purchase for cancellation up to 31 million common shares of the Company, or approximately 6.4% of the outstanding public float at May 31, 2017. During Fiscal 2018, the Company repurchased approximately 2 million common shares at a cost of approximately $18 million. The Company recorded a reduction of approximately $9 million to capital stock and the amount paid in excess of the per share paid-in capital of the common shares of approximately $9 million was charged to deficit. All common shares repurchased by the Company pursuant to the normal course issuer bid have been canceled.
During fiscal 2017, the Company did not repurchase any common shares.
On May 6, 2015, the Board authorized a share repurchase program to purchase for cancellation up to 12 million common shares of the Company, or approximately 2.5% of the outstanding public float as of June 22, 2015. This was subsequently increased to 27 million common shares, or 5.8% of the public float as of June 22, 2015. During fiscal 2016, the Company repurchased 13 million common shares at a cost of approximately $93 million. The Company recorded a reduction of approximately $59 million to capital stock and the amount paid in excess of the per share paid-in capital of the common shares repurchased of approximately $34 million was charged to retained earnings. All common shares repurchased by the Company were canceled. The common share repurchase program that the Company commenced on June 29, 2015 expired on June 28, 2016.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

(b)	Stock-based compensation
Stock options
The Company recorded a charge to income and a credit to paid-in-capital of approximately $1 million in fiscal 2018 (fiscal 2017 - $1 million; fiscal 2016 - $1 million) in relation to stock option-based compensation expense.
The Company has presented excess tax deficiencies from the exercise of stock option-based compensation awards as a financing activity in the consolidated statements of cash flows.
Stock options previously granted under the Equity Plan generally vest over a period of three years, and are generally exercisable over a period of five years from the grant date. The Company issues new shares to satisfy stock option exercises. There are approximately 22 million shares in the equity pool available for future grants under the Equity Plan as at February 28, 2018.
A summary of option activity since February 28, 2015 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Exercise Price	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at February 28, 2015	1,486	$9.34
Granted during the year	772	6.30
Exercised during the year	(402)	6.09
Forfeited/canceled/expired during the year	(382)	14.45
Balance as at February 29, 2016	1,474	7.01
Granted during the year	673	7.96
Exercised during the year	(131)	6.14
Forfeited/canceled/expired during the year	(393)	7.44
Balance as at February 28, 2017	1,623	7.46
Exercised during the year	(536)	7.31
Forfeited/canceled/expired during the year	(225)	7.68
Balance as at February 28, 2018	862	$7.57	3.45	$4
Vested and expected to vest as at February 28, 2018	834	$7.58	3.43	$4
Exercisable as at February 28, 2018	411	$7.69	2.85	$2
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that would have been received by the option holders if all in-the-money options had been exercised on February 28, 2018. The intrinsic value of stock options exercised during fiscal 2018, calculated using the average market price during the year, was approximately $2.89 per share.
A summary of unvested stock options since February 28, 2017 is shown below:

	Options Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value
Balance as at February 28, 2017	1,020	$2.55
Vested during the year	(421)	2.68
Forfeited during the year	(148)	2.66
Balance as at February 28, 2018	451	$2.40
As at February 28, 2018, there was $1 million of unrecognized stock-based compensation expense related to unvested stock options that will be expensed over the vesting period, which, on a weighted average basis, results in a period of

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

approximately 1.24 years. The total fair value of stock options vested during the year ended February 28, 2018 amounted to $1 million (February 28, 2017 - $1 million, February 29, 2016 - $2 million).
Cash received from the stock options exercised for the year ended February 28, 2018 amounted to $4 million (February 28, 2017 - $1 million; February 29, 2016 - $3 million). There were no tax deficiencies incurred by the Company related to stock options exercised at February 28, 2018 (February 28, 2017 – tax deficiency of nil; February 29, 2016 – tax deficiency of nil).
During the year ended February 28, 2018, there were no stock options granted (February 28, 2017 - 672,712; February 29, 2016 - 772,056). The weighted average fair value of these grants was calculated using the BSM option pricing model with the following assumptions:

	February 28, 2018	February 28, 2017	February 29, 2016
Weighted average grant date fair value of stock options granted during the period	$—	$2.36	$2.49
Assumptions:
Risk-free interest rates	—%	0.92%	1.00%
Expected life in years	0.00	3.52	3.38
Expected dividend yield	—%	—%	—%
Volatility	—%	38.86%	54.60%
The Company has no current expectation of paying cash dividends on its common shares. The risk-free interest rates utilized during the life of the stock options are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common shares at the date of grant based on a combination of the implied volatility of publicly traded options on its common shares and historical volatility, as the Company believes that this is a reasonable indicator of expected volatility going forward. The expected life of stock options granted under the Equity Plan is based on historical exercise patterns, which the Company believes are representative of future exercise patterns.
Restricted Share Units
The Company recorded compensation expense with respect to RSUs of approximately $48 million in the year ended February 28, 2018 (February 28, 2017 - $59 million; February 29, 2016 - $59 million).
A summary of RSU activity since February 28, 2015 is shown below:

	RSUs Outstanding
	Number (000’s)	Weighted Average Grant Date Fair Value	Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (millions)
Balance as at February 28, 2015	26,001	$7.84
Granted during the year	8,986	7.20
Vested during the year	(4,320)	8.75
Forfeited/cancelled during the year	(2,997)	8.84
Balance as at February 29, 2016	27,670	7.38
Granted during the year	5,126	7.77
Vested during the year	(8,691)	7.69
Forfeited/cancelled during the year	(3,273)	7.94
Balance as at February 28, 2017	20,832	7.26
Granted during the year	3,503	10.84
Vested during the year	(7,258)	7.43
Forfeited/cancelled during the year	(2,145)	8.22
Balance as at February 28, 2018	14,932	$7.87	1.12	$181
Vested and expected to vest February 28, 2018	14,157	$7.81	1.10	$172

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate closing share price of the Company’s common shares on February 28, 2018, that would have been received by RSU holders if all RSUs had been vested on February 28, 2018).
Tax deficiencies incurred by the Company related to the RSUs vested were nil for the year ended February 28, 2018 (February 28, 2017 - tax deficiency of $1 million; February 29, 2016 - tax deficiency of $1 million).
As at February 28, 2018, there was $63 million of unrecognized compensation expense related to RSUs that will be expensed over the vesting period, which, on a weighted average basis, results in a period of approximately 1.12 years.
During the year ended February 28, 2018, there were 3,502,755 RSUs granted (February 28, 2017 - 5,126,346), all of which will be settled upon vesting by the issuance of new common shares.
Deferred Share Units
The Company issued 129,015 DSUs in the year ended February 28, 2018. There were 0.7 million DSUs outstanding as at February 28, 2018 (February 28, 2017 - 0.5 million). The Company had a liability of $8.2 million in relation to the DSU Plan as at February 28, 2018 (February 28, 2017 - $3.8 million) included in accrued liabilities.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

12.	EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted earnings (loss) per share:

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Net income (loss) for basic and diluted earnings (loss) per share available to common shareholders	$405	$(1,206)	$(208)
Less: Debentures fair value adjustment (1) (2)	—	—	(430)
Add: interest expense on Debentures (1) (2)	—	—	75
Net income (loss) for diluted earnings (loss) per share available to common shareholders	$405	$(1,206)	$(563)

Weighted average number of shares outstanding (000’s) - basic and diluted (2)(3)	532,888	525,265	526,303
Effect of dilutive securities (000’s)
Stock-based compensation (3) (4)	12,998	—	—
Conversion of Debentures (1) (2)	—	—	125,000
Weighted average number of shares and assumed conversions (000’s) - diluted	545,886	525,265	651,303
Earnings (loss) per share - reported
Basic	$0.76	$(2.30)	$(0.40)
Diluted	$0.74	$(2.30)	$(0.86)
______________________________
(1) The Company has not presented the dilutive effect of the Debentures using the if-converted method in the calculation of diluted earnings (loss) per share for the years ended February 28, 2018 and February 28, 2017, as to do so would be antidilutive. See Note 10 for details on the Debentures.
(2) The Company has presented the dilutive effect of the 6% Debentures using the if-converted method, assuming conversion at the beginning of fiscal 2016 for the year ended February 28, 2016. Accordingly, to calculate diluted earnings (loss) per share, the Company adjusted net loss by eliminating the Fiscal 2016 Debentures fair value adjustments and interest expense incurred on the 6% Debentures in the year ended February 29, 2016, and added the number of shares that would have been issued upon conversion to the diluted weighted average number of shares outstanding. See Note 10 for details on the 6% Debentures.
(3) The Company has not presented the dilutive effect of in-the-money options or RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of diluted earnings (loss) per share for the years ended February 28, 2017 and February 29, 2016, as to do so would be antidilutive.
(4) The Company has presented the dilutive effect of in-the-money options and RSUs that will be settled upon vesting by the issuance of new common shares in the calculation of diluted earnings (loss) per share for the year ended February 28, 2018. As at February 28, 2018, there were 790,918 options and 14,068,069 RSUs outstanding that were in-the-money and may have a dilutive effect on earnings (loss) per share in future periods.

13.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The components of accumulated other comprehensive loss are as follows:

	As at
	February 28, 2018	February 28, 2017	February 29, 2016
Accumulated net unrealized gains (losses) on available-for-sale investments	$(7)	$(4)	$3
Accumulated net unrealized losses on derivative instruments designated as cash flow hedges, net of tax	(1)	—	(1)
Foreign currency cumulative translation adjustment	(1)	(13)	(10)
Actuarial losses associated with other post-employment benefit obligations	(1)	—	—
Accumulated other comprehensive loss	$(10)	$(17)	$(8)

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

During the year ended February 28, 2018, $2 million in gains (pre-tax and post-tax) associated with cash flow hedges were reclassified from AOCI into selling, marketing and administration expenses. For details concerning the impact of the adoption of ASU 2016-01 on AOCI, see Note 2.

14.	COMMITMENTS AND CONTINGENCIES

(a)	Credit facility and letters of credit
The Company has $33 million in collateralized outstanding letters of credit in support of certain leasing arrangements entered into in the ordinary course of business. See the discussion of restricted cash in Note 3.

(b)	Qualcomm arbitration award
On April 20, 2016, the Company and Qualcomm Incorporated (“Qualcomm”) entered into an agreement to arbitrate a dispute regarding whether Qualcomm’s agreement to cap certain royalties applied to payments made by the Company under a license between the parties. The binding arbitration hearing was held from February 27, 2017 to March 3, 2017 under the Judicial Arbitration and Mediation Services rules in San Diego, California. On April 11, 2017, the arbitration panel issued an interim decision, finding in favour of the Company. Subsequently, the Company reached an agreement with Qualcomm resolving all amounts payable in connection with the interim arbitration decision. Following a joint stipulation by the parties, the arbitration panel issued a final award on May 26, 2017 providing for the payment by Qualcomm to the Company of a total amount of $940 million including interest and attorneys’ fees, which was net of $22 million in certain royalties owed by the Company to Qualcomm for calendar 2016 and the first quarter of calendar 2017 previously recorded within accrued liabilities on the consolidated balance sheets.
Approximately $815 million of the arbitration award represents the return of royalty overpayments. This amount was recorded within Arbitration awards, net on the consolidated statements of operations in the first quarter of fiscal 2018. The Company also recorded on the consolidated statements of operations, recoveries of legal expenses of approximately $8 million included in selling, marketing and administration, and $139 million of interest income within investment income (loss), net, for a total gain associated with the award of $962 million.

(c)	Nokia arbitration decision
On April 28, 2016, Nokia Corporation (“Nokia”) filed a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration. The dispute related to whether certain payments due under a patent agreement between the parties were in fact owed under the terms of the agreement. An arbitration hearing was held May 8-9, 2017 in New York and on November 29, 2017, the arbitration panel issued a decision, finding in favour of Nokia and awarding it approximately $137 million. On December 12, 2017, Nokia submitted a Petition for Correction to the arbitrators requesting correction of a computational error in the amount of pre-award interest provided for in the original award. On January 31, 2018, the arbitrators issued an addendum correcting this error. As a result, the Company recorded $148 million in charges associated with the arbitration, consisting of $132 million within Arbitration awards, net and $16 million in interest expense within investment income (loss), net on the consolidated statements of operations.

(d)	Lease commitments
The Company is committed to future minimum annual lease payments related to real estate operating leases as follows:

For the fiscal years ending:
2019	$33
2020	28
2021	18
2022	15
2023	15
Thereafter	29
$138
For the year ended February 28, 2018, the Company incurred rental expense of $32 million (February 28, 2017 - $37 million; February 29, 2016 - $45 million).

(e)	Litigation
The Company is involved in litigation in the normal course of its business, both as a defendant and as a plaintiff. The Company is subject to a variety of claims (including claims related to patent infringement, purported class actions and other claims in the normal course of business) and may be subject to additional claims either directly or through indemnities against claims that it provides to certain of its partners and customers. In particular, the industry in which the Company competes has many participants that own, or claim to own, intellectual property, including participants that have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. The Company has received, and may receive in the future, assertions and claims from third parties that the Company’s products infringe on their patents or other intellectual property rights. Litigation has been, and will likely continue to be, necessary to determine the scope, enforceability and

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

validity of third-party proprietary rights or to establish the Company’s proprietary rights. Regardless of whether claims against the Company have merit, those claims could be time-consuming to evaluate and defend, result in costly litigation, divert management’s attention and resources, subject the Company to significant liabilities and could have the other effects that are described in greater detail under “Risk Factors” in the Company’s unaudited Annual Information Form for the fiscal year ended February 28, 2018, which is included in the Company’s Annual Report on Form 40-F, including the risk factors entitled “Litigation against the Company may result in adverse outcomes” and “The Company could be found to have infringed on the intellectual property rights of others”.
Management reviews all of the relevant facts for each claim and applies judgment in evaluating the likelihood and, if applicable, the amount of any potential loss. Where a potential loss is considered probable and the amount is reasonably estimable, provisions for loss are made based on management’s assessment of the likely outcome. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum amount in the range. The Company does not provide for claims for which the outcome is not determinable or claims for which the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
As of February 28, 2018, with the exception noted below relating to the GTC Lawsuit (as defined below), there are no claims outstanding for which the Company has assessed the potential loss as both probable to result and reasonably estimable; therefore, no accrual has been made. Further, there are claims outstanding for which the Company has assessed the potential loss as reasonably possible to result; however, an estimate of the amount of loss cannot reasonably be made. There are many reasons that the Company cannot make these assessments, including, among others, one or more of the following: the early stages of a proceeding does not require the claimant to specifically identify the patent that has allegedly been infringed; damages sought are unspecified, unsupportable, unexplained or uncertain; discovery has not been started or is incomplete; the facts that are in dispute are highly complex (e.g., once a patent is identified, the analysis of the patent and a comparison to the activities of the Company is a labour-intensive and highly technical process); the difficulty of assessing novel claims; the parties have not engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of litigation.
Though they do not meet the test for accrual described above, the Company has included the following summaries of certain of its legal proceedings that it believes may be of interest to its investors.
Between October and December 2013, several purported class action lawsuits and one individual lawsuit were filed against the Company and certain of its former officers in various jurisdictions in the U.S. and Canada alleging that the Company and certain of its officers made materially false and misleading statements regarding the Company’s financial condition and business prospects and that certain of the Company’s financial statements contain material misstatements. The individual lawsuit was voluntarily dismissed.
On March 14, 2014, the four putative U.S. class actions were consolidated in the U.S. District Court for the Southern District of New York, and on May 27, 2014, a consolidated amended class action complaint was filed. On March 13, 2015, the Court issued an order granting the Company’s motion to dismiss. The Court denied plaintiffs’ motion for reconsideration and for leave to file an amended complaint on November 13, 2015. On August 24, 2016, the U.S. Court of Appeals for the Second Circuit affirmed the District Court order dismissing the complaint, but vacated the order denying leave to amend and remanded to the District Court for further proceedings in connection with plaintiffs’ request for leave to amend. The Court granted the plaintiffs’ motion for leave to amend on September 13, 2017. The plaintiffs filed a second consolidated amended class action complaint (the “Second Amended Complaint”), which added the Company’s Chief Legal Officer as a defendant, on September 29, 2017. The Court denied the motion to dismiss the Second Amended Complaint on March 19, 2018.
On July 23, 2014, the plaintiffs in the putative Ontario class action filed a motion for certification and leave to pursue statutory misrepresentation claims. On November 16, 2015, the Ontario Superior Court of Justice issued an order granting the plaintiffs’ motion for leave to file a statutory claim for misrepresentation. On December 2, 2015, the Company filed a notice of motion seeking leave to appeal this ruling. On January 22, 2016, the court postponed the hearing on the plaintiffs’ certification motion to an undetermined date after asking the Company to file a motion to dismiss the claims of the U.S. plaintiffs for forum non conveniens. Briefing is complete and the parties are waiting for a hearing date from the Court. Trial court proceedings are on hold until all appeals related to the order granting the plaintiffs’ motion for leave to amended are exhausted.
On October 12, 2015, a group of Good’s institutional investors filed a putative class action lawsuit on behalf of Good’s common shareholders against members of Good’s former board of directors (the “GTC Directors”) related to the Company’s acquisition of Good (the “GTC Lawsuit”). The plaintiffs allege that the GTC Directors breached their

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

fiduciary duty by engaging in a self-interested transaction that benefited the preferred shareholders at the expense of the common shareholders. The plaintiffs are seeking monetary damages, as well as rescission of the merger agreement between Good and the Company. While neither Good nor the Company are parties to the GTC Lawsuit, Good has certain obligations to indemnify some of the defendants and is providing a defense. On October 29, 2015, Good filed a complaint alleging that the plaintiffs breached their contractual obligations under a voting agreement providing that, in the event of a sale transaction that was approved by both the GTC Directors and a majority of the Good preferred shareholders, the plaintiffs were required to vote their shares in favour of the transaction and refrain from exercising any appraisal or dissent rights (the “Voting Rights Lawsuit”). Good alleges that the filing of the GTC Lawsuit was a breach of the voting agreement. On December 31, 2015, several Good shareholders filed a petition seeking appraisal against Good (the “Appraisal Lawsuit”). On August 25, 2016, the Court granted the plaintiff’s motion for leave to file an amended complaint in the GTC Lawsuit naming additional defendants, including JP Morgan Chase and various venture capital funds whose designees were Good directors (the “Fund Defendants”). Good and the Company are not named in the amended complaint. On May 23, 2017, the plaintiffs reached a tentative settlement with the GTC Directors and Fund Defendants of the GTC Lawsuit. On May 31, 2017, the plaintiffs and JP Morgan Chase reached a tentative settlement of the GTC Lawsuit. On July 24, 2017, Good, the Petitioners in the Appraisal Lawsuit and the defendants in the Voting Rights Lawsuit entered into an Agreement of Settlement, Dismissal, and Release and filed same with the court. On August 8, 2017, the Court issued an order granting the parties’ settlement terms. On August 18, 2017, the Company and JP Morgan Chase entered into a Settlement Funding Agreement, by which the Company agreed to fund JP Morgan Chase’s settlement with plaintiffs. On August 22, 2017, JP Morgan Chase and the plaintiffs filed a Stipulation and Agreement of Compromise and Settlement with the Court. On November 9, 2017, the Company filed a demand for arbitration seeking the release of funds from an escrow fund account established when the Company acquired Good to indemnify the Company for certain costs incurred in connection with the defense and settlement of the GTC Lawsuit and the Appraisal Lawsuit. The arbitration hearing is scheduled for September 10-12, 2018.
The GTC Lawsuit is stayed pending court approval of all tentative settlements. During the first quarter of fiscal 2018, the Company accrued $10 million for legal costs related to litigation arising out of its acquisition of Good.

(f)	Concentrations in certain areas of the Company’s business
The Company attempts to ensure that most components essential to the Company’s business are generally available from multiple sources; however, certain components are currently obtained from limited sources within a competitive market, which subjects the Company to significant supply, availability and pricing risks. The Company has also entered into various agreements for the supply of components, the manufacturing of its products and agreements that allow the Company to use intellectual property owned by other companies; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to risks of supply shortages and intellectual property litigation risk.

(g)	Indemnifications
The Company enters into certain agreements that contain indemnification provisions under which the Company could be subject to costs and damages, including in the event of an infringement claim against the Company or an indemnified third party. Such intellectual property infringement indemnification clauses are generally not subject to any dollar limits and remain in effect for the term of the Company’s agreements. To date, the Company has not encountered material costs as a result of such indemnifications.
The Company has entered into indemnification agreements with its current and former directors and executive officers. Under these agreements, the Company agreed, subject to applicable law, to indemnify its current and former directors and executive officers against all costs, charges and expenses reasonably incurred by such individuals in respect of any civil, criminal or administrative action which could arise by reason of their status as directors or officers. The Company maintains liability insurance coverage for the benefit of its current and former directors and executive officers. The Company has not encountered material costs as a result of such indemnifications in fiscal 2018. See the Company’s Management Information Circular for fiscal 2017 for additional information regarding the Company’s indemnification agreements with its current and former directors and executive officers.

15.	SEGMENT DISCLOSURES
The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by the CODM for making decisions and assessing performance as a source of the Company’s reportable operating segments. In the first quarter of fiscal 2018, the Company made adjustments to its reporting structure in line with its business shift towards focusing on software and services that secure, manage and connect the Enterprise of Things, the transition of its hardware strategy from an outsourced handset manufacturing model to a licensing model, and the continued reduction in its SAF. As a result, the CODM, who is the Chief Executive Officer of the Company, now reviews financial information, makes decisions and assesses the performance of the Company as a single operating segment.
Revenue, classified by major geographic regions in which the Company’s customers are located, was as follows:

	For the Years Ended
	February 28, 2018		February 28, 2017		February 29, 2016
North America (1)	540	58.0%	659	50.3%	893	41.3%
Europe, Middle East and Africa	278	29.8%	461	35.2%	857	39.7%
Latin America	15	1.6%	35	2.7%	135	6.3%
Asia Pacific	99	10.6%	154	11.8%	275	12.7%
	$932	100.0%	$1,309	100.0%	$2,160	100.0%
______________________________
(1) North America includes all revenue from the Company’s intellectual property arrangements, due to the global applicability of the patent portfolio and licensing arrangements thereof.

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

Total revenues, classified by product and service type, were as follows:

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Enterprise software and services	$388	$345	$211
BlackBerry Technology Solutions	163	151	135
Licensing, IP and other	196	126	151
Handheld devices	64	374	884
SAF	121	313	779
	$932	$1,309	$2,160
Enterprise software and services includes revenues from the Company’s security, productivity, collaboration and end-point management solutions through the BlackBerry Secure platform, which includes BlackBerry Unified Endpoint Manager (UEM), BlackBerry Dynamics, BlackBerry Workspaces and BBM Enterprise, among other products and applications, as well as revenues from the sale of the Company’s AtHoc Alert secure networked crisis communications solution, its Secusmart SecuSUITE secure voice and text solution, and professional services from BlackBerry Cybersecurity Services.
BlackBerry Technology Solutions includes revenues from the Company’s QNX CAR Platform and Neutrino Operating System, among other BlackBerry QNX products, as well as revenues from the Company’s BlackBerry Radar asset tracking solution, Paratek antenna tuning technology, and Certicom cryptography and key management products.
Licensing, IP and other includes revenues from the Company’s mobility licensing software arrangements, including revenue from licensed hardware sales and intellectual property licensing, and from the Company’s BBM Consumer licensing arrangement.
Handheld devices includes revenues from the sale of the DTEK60 and all prior BlackBerry smartphone models to carriers and distributors, accessories and repair services of handheld devices.
SAF includes revenues associated with the Company’s legacy SAF business, relating to subscribers utilizing the Company’s legacy BlackBerry 7 and prior operating systems, as well as revenues relating to unspecified future software upgrade rights for devices sold by the Company.
Property, plant and equipment, intangible assets and goodwill, classified by geographic segments in which the Company’s assets are located, was as follows:

	As at
	February 28, 2018		February 28, 2017
	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets	Property, Plant and Equipment, Intangible Assets and Goodwill	Total Assets
Canada	$257	$481	$312	$526
United States	772	3,058	871	2,490
Other	81	241	69	280
	$1,110	$3,780	$1,252	$3,296
Information about major customers
There were no customers that comprised more than 10% of the Company’s revenue in fiscal 2018 (fiscal 2017 - no customers that comprised more than 10%; fiscal 2016 - no customers that comprised more than 10%).

BlackBerry Limited
Notes to the Consolidated Financial Statements
In millions of United States dollars, except share and per share data, and except as otherwise indicated

16.	CASH FLOW AND ADDITIONAL INFORMATION

(a)	Certain consolidated statements of cash flow information related to interest and income taxes paid is summarized as follows:

	For the Years Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Interest paid during the year	$39	$48	$75
Income taxes paid during the year	6	10	30
Income tax refunds received during the year	7	19	172

(b)	Additional information
Advertising expense, which includes media, agency and promotional expenses totaling $23 million (February 28, 2017 - $38 million; February 29, 2016 - $102 million) is included in selling, marketing and administration expenses for the fiscal year ended February 28, 2018.
Selling, marketing and administration expenses for the fiscal year ended February 28, 2018 included nil with respect to foreign exchange losses (February 28, 2017 - losses of $4 million; February 29, 2016 - losses of $12 million).